Execution Version

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
EPICOR SOFTWARE CORPORATION,
BOBBYJONES MERGER SUB, LLC
SHOPVISIBLE, LLC
AND
ROBERT M. JONES, AS REPRESENTATIVE

Dated as of December 10, 2014

1

Execution Version

Table of Contents
ARTICLE I DEFINITIONS1
ARTICLE II THE MERGER15
2.1THE MERGER.    15
2.2EFFECTIVE TIME; CLOSING.    15
2.3EFFECT OF THE MERGER.    15
2.4ARTICLES OF ORGANIZATION AND OPERATING AGREEMENT OF SURVIVING COMPANY.    16
2.5EFFECT OF MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS.    16
2.6TREATMENT OF COMPANY OPTIONS AND COMPANY WARRANTS.    16
2.7EARN-OUT.    17
2.8CLOSING STATEMENT; PAYMENTS AT CLOSING.    18
2.9ADJUSTMENTS TO BASE MERGER CONSIDERATION.    19
2.10PAYMENT PROCESS.    21
2.11ESCROW AGREEMENT.    22
2.12TAKING OF NECESSARY ACTION; FURTHER ACTION.    23
2.13DISSENTING UNITS.    23
ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY23
3.1ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.    23

3.2ORGANIZATIONAL DOCUMENTS.    24
3.3AUTHORIZATION OF AGREEMENT.    24
3.4CAPITALIZATION.    25
3.5NO CONFLICT; REQUIRED FILINGS AND CONSENTS.    26
3.6PERMITS; COMPLIANCE.    26
3.7FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.    26
3.8ABSENCE OF CERTAIN CHANGES OR EVENTS.    27
3.9LITIGATION; DISPUTES.    29
3.10EMPLOYEE BENEFIT PLANS AND LABOR MATTERS.    29
3.11TAXES.    32
3.12PROPERTIES.    34
3.13INTELLECTUAL PROPERTY AND TECHNOLOGY.    35
3.14CERTAIN CONTRACTS.    41
3.15ENVIRONMENTAL, HEALTH AND SAFETY.    43
3.16INSURANCE.    43
3.17CERTAIN TRANSACTIONS AND AGREEMENTS.    43
3.18CUSTOMERS AND SUPPLIERS.    44
3.19CERTAIN PAYMENTS.    44

3.20BROKERS.    44
3.21SUFFICIENCY OF ASSETS.    44
3.22DISCLOSURE.    45
3.23NO OTHER REPRESENTATIONS AND WARRANTIES.    45
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB45
4.1ORGANIZATION AND QUALIFICATION; OWNERSHIP AND INTERIM OPERATIONS OF MERGER SUB.    45
4.2AUTHORIZATION OF AGREEMENT.    45
4.3NO CONFLICT; REQUIRED FILINGS AND CONSENTS.    46
4.4FINANCIAL ABILITY.    46
4.5BROKERS.    46
4.6LITIGATION.    46
ARTICLE V CONDUCT PRIOR TO THE CLOSING46
5.1CONDUCT OF BUSINESS.    46
5.2ACCESS AND INFORMATION.    48
ARTICLE VI ADDITIONAL AGREEMENTS48
6.1APPROPRIATE ACTIONS; CONSENTS; FILINGS; COOPERATION.    48
6.2CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS.    49

6.3EXCLUSIVITY.    49
6.4COMPANY MEMBER APPROVAL.    50
6.5PAYOFF AMOUNTS; PAYOFF LETTERS; TRANSACTION EXPENSES.    50
6.6TAX MATTERS.    51
ARTICLE VII CONDITIONS TO CLOSING53
7.1CONDITIONS TO OBLIGATIONS OF EACH PARTY.    53
7.2ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB.    53
7.3ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY.    55
ARTICLE VIII INDEMNIFICATION56
8.1INDEMNIFICATION BY THE COMPANY MEMBERS.    56
8.2INDEMNIFICATION BY PARENT.    57
8.3SURVIVAL TIME FOR CLAIMS; CLAIM NOTICE.    57
8.4LIABILITY LIMITATIONS.    58
8.5THIRD PARTY CLAIMS.    60
8.6INDEMNIFICATION PROCEDURE.    62
8.7SATISFACTION OF CLAIMS; ESCROW MATTERS.    63
8.8TREATMENT OF INDEMNIFICATION PAYMENTS.    64
8.9REPRESENTATIVE; FEES AND EXPENSES.    64

ARTICLE IX TERMINATION, TERMINATION FEE; AMENDMENT AND WAIVER65
9.1TERMINATION.    65
9.2EFFECT OF TERMINATION.    66
9.3FEES AND EXPENSES.    66
9.4AMENDMENT.    66
9.5WAIVER.    66
ARTICLE X GENERAL PROVISIONS66
10.1NOTICES.    66
10.2HEADINGS.    68
10.3INTERPRETATION.    68
10.4SEVERABILITY.    68
10.5ENTIRE AGREEMENT.    69
10.6DISCLOSURE SCHEDULES.    69
10.7ASSIGNMENT.    69
10.8PARTIES IN INTEREST.    69
10.9SPECIFIC PERFORMANCE.    69
10.10FAILURE OR INDULGENCE NOT WAIVER.    70
10.11GOVERNING LAW; EXCLUSIVE JURISDICTION.    70

10.12COUNTERPARTS.    70

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of December 10, 2014, by and among Epicor Software Corporation, a Delaware corporation (“Parent”), Bobbyjones Merger Sub, LLC, a Georgia limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), Shopvisible, LLC, a Georgia limited liability company (the “Company”), and Robert M. Jones, as representative of the Company Securityholders (the “Representative”).
RECITALS
WHEREAS, the board of directors and managers, as applicable, of Parent, Merger Sub and the Company each determined that it is advisable and in the best interests of their respective equityholders for Parent to acquire the Company by way of the merger of Merger Sub with and into the Company with the Company being the surviving limited liability company, in each case, upon the terms and subject to the conditions set forth herein;
WHEREAS, the board of managers of the Company (the “Company Board”) unanimously (a) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), and (b) determined, subject to the terms of this Agreement and the LLC Act, to recommend that the Company Members adopt and approve this Agreement and approve the Merger;
WHEREAS, the parties hereto have determined that the Merger shall be effected by merging Merger Sub with and into the Company (with the Company being the surviving limited liability company) so that upon consummation of the Merger, Merger Sub will cease to exist and the Company will be a wholly-owned subsidiary of Parent;
WHEREAS, concurrently with the execution of this Agreement, all of the Company Members identified on Schedule 1.1 executed and delivered to the Company Support Agreement in substantially the form attached hereto as Exhibit A (the “Support Agreements”); and
WHEREAS, concurrently with the execution of this Agreement, each of the Restrictive Covenants Agreements has been executed by the Company and each of Robert M. Jones, Sean Cook, Josh Lloyd, Bryan Kujawski and Michael Hersh.
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
For all purposes of this Agreement, the following terms shall have the following respective meanings:
“Accounting Firm” has the meaning set forth in Section 2.9(d).
“Acquisition Proposal” means (a) any merger, liquidation, dissolution, recapitalization, reorganization, share exchange, consolidation or other business combination involving the Company, (b) any issuance or sale, disposition or transfer of shares of capital stock or other equity securities of the Company (or of any rights to acquire, or securities convertible into or exchangeable for such capital stock or other equity securities), or (c) any acquisition, sale, lease or other disposition of a material portion of the assets of the Company, in each case, other than the Transactions contemplated by this Agreement.
“Action” has the meaning set forth in Section 3.9.
“Actual Cash” has the meaning set forth in Section 2.9(b).
“Actual Debt” has the meaning set forth in Section 2.9(b).
“Actual Net Working Capital” has the meaning set forth in Section 2.9(b).
“Actual Transaction Expenses” has the meaning set forth in Section 2.9(b).
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Aggregate Merger Consideration” means the Base Merger Consideration (as finally determined in accordance with Section 2.9) plus the Earn-Out Payment (to the extent payable hereunder).
“Annual Financial Statements” has the meaning set forth in Section 3.7(a).
“Articles of Merger” has the meaning set forth in Section 2.2.
“Balance Sheet” has the meaning set forth in Section 3.7(a).
“Balance Sheet Date” has the meaning set forth in Section 3.7(a).
“Base Merger Consideration” means $19,200,000.00 (a) plus (i) the amount of Estimated Cash, if any, and (ii) the amount, if any, by which Estimated Net Working Capital exceeds the Target Net Working Capital and (b) less (i) the Estimated Transaction Expenses, (ii) the Estimated Debt and (iii) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital (in each case, without duplication).
“Base Merger Consideration Deficit” has the meaning set forth in Section 2.9(e).
“Base Merger Consideration Surplus” has the meaning set forth in Section 2.9(e).
“Broker” means Raymond James & Associates, Inc.
“Business” means (i) those activities, products, and services that are the same as or similar to the activities conducted and products and services offered and/or provided by the Company currently or within the two years prior to the Closing Date; (ii) the business of designing, developing, marketing, licensing and/or selling an ecommerce software platform (the “e-commerce Solution”); (iii) the business of designing, developing, marketing, licensing, and/or selling a multi-channel order management system (the “OMS”); (iv) providing support services for the e-commerce Solution including, but not limited to, technical support and maintenance; (v) providing support services for the OMS including, but not limited to, technical support and maintenance; (vi) providing professional services for the e-commerce Solution including, but not limited to, consulting, implementation, customization, and training; and/or (vii) providing professional services for the OMS including, but not limited to, consulting, implementation, customization, and training.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Atlanta, Georgia are authorized or obligated by Law or executive order to close.
“Cap” has the meaning set forth in Section 8.4(b).
“Capped Parties” has the meaning set forth in Section 8.4(b).
“Cash” means all cash, cash equivalents (including money market accounts, money market funds, money market instruments, certificates of deposit and demand deposits) and marketable securities of the Company.
“Closing” has the meaning set forth in Section 2.2.
“Claim Notice” has the meaning set forth in Section 8.6(a).
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Date Balance Sheet” has the meaning set forth in Section 2.9(a).
“Closing Statement” has the meaning set forth in Section 2.8(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Units” means Common Units of the Company.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Approvals” has the meaning set forth in Section 3.5.
“Company Articles” means the Articles of Organization of the Company as filed with the Secretary of State of the State of Georgia on December 29, 2005, as may be amended from time to time.
“Company Board” has the meaning set forth in the recitals to this Agreement.
“Company Benefits Plan” has the meaning set forth in Section 3.10(a).
“Company Disclosure Schedule” has the meaning set forth in Article III.
“Company Intellectual Property” means any and all (a) Intellectual Property Rights that are owned, or purported to be owned, by the Company, and (b) Company Technology.
“Company Material Adverse Effect” means any event, fact, occurrence, circumstance, condition, development, change, occurrence or effect (collectively, “Events”) that, individually or in the aggregate with all other events, has had or is reasonably likely to have a material adverse effect on (a) the Business, assets, properties, prospects, results of operations or conditions (financial or otherwise) of the Company, or (b) the ability of the Company to consummate the Transactions; provided, however, that the following and the effects of the following shall not be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) general economic, capital market, financial, political or regulatory conditions, worldwide or in any particular region which do not affect the Company in a materially disproportionate manner as compared to other companies in the Company’s industry; (ii) an occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing which do not affect the Company in a materially disproportionate manner as compared to other companies in the Company’s industry; (iii) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent; or (iv) any changes in applicable Laws or accounting rules (including GAAP) which do not affect the Company in a materially disproportionate manner as compared to other companies in the Company’s industry.
“Company Member Approval” has the meaning set forth in Section 3.3(b).
“Company Members” means the holders of Company Units, collectively.
“Company Operating Agreement” means that certain Seventh Amended and Restated Operating Agreement, dated as of the date hereof, by and among the Company and the parties named therein, as amended, and as may be amended from time to time.
“Company Option Plan” has the meaning set forth in Section 3.4(b).
“Company Options” means the outstanding options issued under the Company Option Plan prior to the Effective Time.
“Company Organizational Documents” has the meaning set forth in Section 3.2.
“Company Products” means all products and services developed (including products and services for which development is ongoing), manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company, that are currently under development, currently provided to customers of the Company, currently licensed by the Company to customers of the Company or have been licensed or provided to customers in the five years prior to the Closing Date, including those products and services that use the Software products of the Company that are offered as a service over a network (e.g., the Internet).
“Company Registered Intellectual Property” has the meaning set forth in Section 3.13(c).
“Company Representatives” has the meaning set forth in Section 6.3.
“Company Securityholders” means the holders of Company Units, Company Options and Company Warrants, collectively.
“Company Technology” means all Technology owned, or purported to be owned, by the Company.
“Company Units” means the Common Units and the Preferred Units, collectively.
“Company Warrants” means, collectively, Sean Cook, Allen Graber, Robert M. Jones, Bryan Kujawski, Josh Lloyd, and Brennan Ryan.
“Competition Law” shall mean any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
“Confidential Information” means information owned by, held by, or known to, a party to this Agreement that is not generally known to third parties who are not subject to confidentiality obligations to the Company or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems and techniques; Confidential Information may include information that also is a Trade Secret; provided, however, that with respect to the Non-Disclosure Agreement, Confidential Information shall have the meaning set forth therein.
“Consideration Certificate” has the meaning set forth in Section 2.9(a).
“Contract” means any contract, agreement, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy, benefit plan, obligation, commitment or undertaking of any nature (in each case, whether oral or in writing).
“Current Liabilities” means the Company’s total current liabilities, as defined by and determined in accordance with GAAP (a) excluding (i) any Debt that would be categorized as a “Current Liability” in accordance with GAAP, (ii) Transaction Expenses, in each case of (i) and (ii), which shall be set forth in the Closing Statement and subject to the adjustments set forth in Section 2.9 and (iii) deferred rent and (b) including all unearned or deferred revenue (whether or not classified as a current or long-term liability).
“Customization Obligations” has the meaning set forth in Section 3.13(s).
“Damages” means all losses, damages, deficiencies, claims, judgments, interest, costs, amounts paid in settlement, Liabilities, obligations, Taxes, fines, penalties, expenses and fees of whatever kind (including court costs and reasonable experts’, attorneys’ and other professionals’ fees and expenses), and any other cost of settlement, investigation, defense, arbitration and other enforcement costs; provided that Damages shall not include punitive damages (except to the extent paid or payable in connection with a Third Party Claim).
“Debt” means, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations arising under any obligations of the Company or consisting of (a) indebtedness of the Company for borrowed money, including such indebtedness evidenced by notes, bonds, debentures or similar instruments, or in respect of loans or advances, (b) all obligations issued or assumed as the deferred purchase price of assets, goods or services, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (other than trade payables or accruals incurred in the ordinary course of business), (c) all obligations under capital or synthetic leases, (d) accrued Taxes, (e) all obligations of the Company for the reimbursement of any obligor on any letter of credit, whether or not drawn, bankers’ acceptance or similar credit transaction, (f) all obligations of the Company under an interest rate or currency swap transaction (valued at the termination value thereof), (g) all obligations of the Company secured by a contractual Lien, (h) any severance, unfunded pensions or deferred compensation owed by the Company to any of the Company’s current or former employees, members, directors, officers, consultants or third party service providers, (i) any obligations resulting from the resolution or settlement of a private or governmental action, suit, arbitration, mediation or judicial proceeding to which the Company is a party or otherwise subject, (j) any liability or obligation of the Company under any deferred compensation arrangement or phantom stock arrangement, (k) any off-balance sheet financing of the Company, (l) any amounts owed by the Company under any non-competition or similar arrangements, (m) all obligations for underfunded employee pension benefit plans and any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (n) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing, (o) any indebtedness or obligation properly classified as indebtedness under GAAP, (p) any guarantees with respect to any of the obligations described in clauses (a) through (o) above of any other Person; and any Indirect Tax Liability.
“Deductible” has the meaning set forth in Section 8.4(a).
“Dissenting Units” has the meaning set forth in Section 2.13.
“Earn-Out Milestones” has the meaning set forth in Section 2.7(a).
“Earn-Out Payment” has the meaning set forth in Section 2.7(a).
“Effective Time” has the meaning set forth in Section 2.2.
“Employee Plan” means any plan, program, policy, arrangement or Contract, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (c) an equity bonus, equity purchase, equity option, restricted equity, phantom equity, deferred equity, equity appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement benefit, severance benefit, disability benefit, death benefit, welfare-benefit, reimbursement, bonus, profit-sharing, commission, incentive, vacation, sickness, paid-time off or fringe-benefit plan, program or arrangement.
“Equity Interest” means, with respect to any Person, (a) any capital stock, equity interest, partnership or membership interest or unit, unit of participation or other similar interest (however designated) in such Person, and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract that would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profits interest, profit participation or other similar rights).
“ERISA Affiliate” means, with respect to a Person (the “First Person”), any other Person whose employees would be treated as employed by a single employer with the employees of the First Person under the provisions of Sections 414(b), (c), (m) or (o) of the Code.
“Escrow Account” means, collectively, the Indemnification Escrow Account and the NWC Escrow Account.
“Escrow Agent” means Wells Fargo Bank, N.A.
“Escrow Agreement” means that certain Escrow Agreement by and among Escrow Agent, Parent and the Representative as defined in Section 2.11.
“Escrow Amount” means collectively, the Indemnification Escrow Amount and the NWC Escrow Amount.
“Escrow Funds” means collectively, the Indemnification Escrow Funds and the NWC Escrow Funds.
“Estimated Cash” has the meaning set forth in Section 2.9(a).
“Estimated Debt” has the meaning set forth in Section 2.9(a).
“Estimated Net Working Capital” has the meaning set forth in Section 2.9(a).
“Estimated Transaction Expenses” has the meaning set forth in Section 2.9(a).
“Events” has the meaning set forth in this Article I.
“Final Base Merger Consideration” has the meaning set forth in Section 2.9(d)
“Financial Statements” has the meaning set forth in Section 3.7(a).
“First Person” has the meaning set forth in this Article I.
“Fundamental Representations” has the meaning set forth in Section 8.3(a)(iv).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any court, administrative agency or commission or other United States, federal, national, provincial, state, local, foreign or other governmental authority, of any nature (including any government, quasi-governmental authority, instrumentality, board, bureau, agency, court, commission or any regulatory, administrative or other department, agency or branch of any of the foregoing) or any body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
“Gross Proceeds” means Base Merger Consideration (without giving effect to any reduction for Transaction Expenses and Debt) plus, to the extent paid or payable the Earn-Out Amount.
“Indemnification Escrow Account” means the account into which the Indemnification Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in Article VIII hereof and in the Escrow Agreement.
“Indemnification Escrow Amount” means $2,500,000 together with any interest, gains and other distributions on such amount, as reduced from time to time by the amount of monies distributed from the Indemnification Escrow Funds in accordance with this Agreement and the Escrow Agreement.
“Indemnification Escrow Funds” means the funds maintained from time to time in the account established pursuant to the Escrow Agreement (which funds initially shall be equal to the Indemnification Escrow Amount and shall be disbursed and released in accordance with the terms and conditions of this Agreement and the Escrow Agreement).
“Indemnification Objection Notice” has the meaning set forth in Section 8.6(b).
“Indemnified Party” means a Parent Indemnified Party or Seller Indemnified Party, as applicable.
“Indemnifying Party” means a Parent Indemnifying Party or Seller Indemnifying Party, as applicable.
“Indirect Tax Liability” means the amount of the Tax liability of the Company for transactions undertaken by the Company prior to the Closing Date for which the Company was required under state, local or federal law to collect and remit taxes on customer or other third party purchases and purchases made by the Company, but for which the Company did not so collect or remit. For the avoidance of doubt, Indirect Tax Liability includes sales, use taxes, ad valorem and Canadian GST, QST and PST taxes.
“Information Systems” means all computer hardware, data storage systems, computer and communications networks (other than the Internet), interfaces, firewalls, and other apparatuses that are owned by or leased to the Company and used to create, manipulate, store, transmit, exchange, or receive information in any electronic form.
“Insiders” has the meaning set forth in Section 3.17.
“Insurance Policies” has the meaning set forth in Section 3.16.
“Intellectual Property Rights” means any and all intellectual property and other proprietary rights, whether registered or unregistered, which may exist under the laws of any jurisdiction, including any and all rights: (a) arising out of, or associated with, copyrightable works and rights associated with works of authorship, including those arising under the Copyright Act of 1976, as amended, and any and all copyrights therefor, including any and all copyright registrations and renewals thereof and applications for registration of copyright therefor; (b) arising out of, or associated with, inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements to inventions, patents, patent applications and rights granted under the Patent Act of 1952, as amended, together with any reissuances, divisions, continuations, continuations-in-part, revisions, extensions, or reexaminations of any such patent or patent application; (c) arising out of, or associated with, trademarks, words, names, symbols, designs or other designation, or a combination of any of the preceding items, used to uniquely identify the origin of goods, a group, a product or a service, or to indicate a form of certification, including logos, trade names, trade dress, trademarks, service marks, and corporate names, and rights granted under the Lanham Act of 1946, as amended, together with all goodwill relating thereto, registrations and renewals thereof and applications for registration therefor; (d) arising out of, or associated with, Confidential Information or Trade Secrets, including know-how, technical, marketing or pricing information, notes, reports, drawings, works, devices, makes, models, works-in-progress, research and development, formulas, algorithms, processes, data, designs, layouts, customer and supplier lists, inventions, and creations; (e) arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; (f) of attribution and integrity and other moral rights of an author; (g) in internet domain names and websites, including all related internet protocol addresses, together with all goodwill relating thereto and all applications and registrations and renewals therefor; (h) in Software (whether in general release or under development) and databases; and (i) to prosecute and perfect any of the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation, anywhere in the world.
“IRS” means the U.S. Internal Revenue Service.
“Intellectual Property Cap” has the meaning set forth in Section 8.4(b).
“Knowledge of the Company,” “to the Company’s Knowledge” or any similar phrase means the knowledge of any Sean Cook, Josh Lloyd, Shane Desrochers, Robert M. Jones, Richard Lynch and Adele Lester. Any such person will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge would reasonably expected to be obtained by such person in the ordinary course of the performance of his duties and responsibilities for the Company or if such Person would have discovered such fact, circumstance, event or other matter after reasonable inquiry
“Laws” means any federal, national, provincial, state, local, United States, foreign or other statute, law (both common and statutory law and civil and criminal law), treaty, convention, ordinance, regulation, rule, code, decree, judgment, writ, injunction, regulatory code (including statutory instruments, guidance notes, circulars, directives, decisions, rules, regulations and restrictions) or other order, or other requirement or rule of law or an Order of any Governmental Authority or any self-regulatory organization.
“Lenders” means Robert M. Jones and Michael J. Hersh.
“Letter of Transmittal” has the meaning set forth in Section 2.10(a).
“Liability” or “Liabilities means any and all Debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured, determined or indeterminable, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, and whether or not due or becoming due, including those arising under any Law or action and those arising under any Contract.
“Liens” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), security interest, charge, right of first refusal, option, claim, restriction or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to Equity Interests, any option or other right to purchase, right of first refusal or any restriction on voting or other rights.
“LLC Act” means the Georgia Limited Liability Company Act, as amended.
“Material Contract” has the meaning set forth in Section 3.14(b).
“Member Written Consent” shall mean the action by written consent executed by the Company Members, in accordance with the relevant provisions of the LLC Act and the Company Organizational Documents, constituting the Company Member Approval, in substantially the form attached hereto as Exhibit B.
“Merger” has the meaning set forth in Section 2.1.
“Merger Sub” has the meaning set forth in the preamble to this Agreement.
“Merger Sub Units” has the meaning set forth in Section 2.5(c).
“Most Recent Annual Financial Statements Date” has the meaning set forth in Section 3.7(a).
“Net Working Capital” means (a) the sum of those current assets included in the line items provided on the illustrative calculation of Net Working Capital set forth on the Net Working Capital Schedule less (b) the sum of those Current Liabilities, in each case, determined in accordance with GAAP. For the avoidance of doubt and notwithstanding the foregoing, the calculation of Net Working Capital shall exclude (w) cash and cash equivalents, (x) Transaction Expenses to the extent such Transaction Expenses are included in the Closing Statement and the calculation of the Base Merger Consideration, (y) any Debt to the extent such Debt is included in the Closing Statement and the calculation of the Base Merger Consideration and (z) deferred rent and (b) shall include in Current Liabilities all unearned or deferred revenue (whether or not classified as a current or long-term liability). The line items included in the calculation shall be computed in accordance with GAAP. For purposes of illustration only, the Net Working Capital sets forth an example of the calculation of Net Working Capital.
“Net Working Capital Schedule” means the schedule pursuant to which Net Working Capital is to be calculated, attached as Annex I hereto.
“Non-Disclosure Agreement” means that certain Mutual Non-Disclosure Agreement by and between the Company and Epicor Retail Solutions Corporation, a Nova Scotia Company, dated on August 30, 2013.
“NWC Escrow Account” means the account into which the NWC Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in Section 2.9 and Article VIII and in the Escrow Agreement.
“NWC Escrow Amount” means $300,000 together with any interest, gains and other distributions on such amount, as reduced from time to time by the amount of monies distributed from the NWC Escrow Funds in accordance with this Agreement and the Escrow Agreement.
“NWC Escrow Funds” means the funds maintained from time to time in the account established pursuant to the Escrow Agreement (which funds initially shall be equal to the NWC Escrow Amount and shall be disbursed and released in accordance with the terms and conditions of this Agreement and the Escrow Agreement).
“Object Code” means Software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.
“Objection Notice” has the meaning set forth in Section 2.9(c).
“Open Source License” means (a) any Software that contains, or is derived in any manner in whole or in part from, any Software that is distributed as free Software, open source Software (e.g., Linux) or under similar licensing or distribution models; (b) any Software that may require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; and (c) Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Source License (SISL); (7) the Apache Software License; and (8) other open source licenses that have been approved by the Open Source Initiative™ as complying with its definition of “open source.”
“Open Source Software” has the meaning set forth in Section 3.13(i).
“Order” means any judgment, writ, decree, award, compliance agreement, injunction or order (whether judicial, administrative or arbitral) and any legally binding determination of any Governmental Authority or arbitrator.
“Outside Date” has the meaning set forth in Section 9.1(e).
“Parent” has the meaning set forth in the preamble to this Agreement.
“Parent Certificate” has the meaning set forth in Section 2.9(b).
“Parent Closing Balance Sheet” has the meaning set forth in Section 2.9(b).
“Parent Earn-Out Certificate” has the meaning set forth in Section 2.7(b).
“Parent Escrow Interest” has the meaning set forth in Section 2.8(c).
“Parent Indemnified Party” has the meaning set forth in Section 8.1.
“Parent Indemnifying Party” has the meaning set forth in Section 8.2.
“Parent Representatives” has the meaning set forth in Section 5.2.
“Payoff Amounts” has the meaning set forth in Section 6.5.
“Payoff Letters” has the meaning set forth in Section 6.5.
“Pending IP” has the meaning set forth in Section 3.13(c).
“Permits” means all permits, franchises, grants, authorizations, registrations, licenses, easements, variances, exemptions, consents, certificates, approvals, orders and similar rights obtained, or required to be obtained by the Company.
“Permitted Liens” has the meaning set forth in Section 3.12(a).
“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).
“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date, and (ii) with respect to a Straddle Period, any portion thereof ending on, and including, the Closing Date.
“Post-Closing Tax Period” means any taxable period ending following the Closing Date and (ii) with respect to a Straddle Period, any portion thereof following the Closing Date.
“Preferred Units” means the Series A Preferred Units, the Series A-1 Preferred Units, the Series A-2 Preferred Units and the Series B Preferred Units, collectively.
“Proceeds Cap” has the meaning set forth in Section 8.4(b). For the avoidance of doubt, the Proceeds Cap shall not include the repayment of Debt in accordance with Section 6.5 to the Lenders identified on Schedule 6.5.
“Pro Rata Portion” means the percentage obtained by dividing (a) the number of Company Units held by each Company Member by (b) the number of Company Units held by all Company Members, in each case with all Preferred Units being calculated on an as converted basis. For purposes of Article VIII, each time a Company Member reaches their Proceeds Cap, Pro Rata Portion with respect to Damages in excess of the amount at which the Proceeds Cap is reached would be recalculated for the remaining Company Members who have not reached their Proceeds Cap by excluding such Company Member’s Company Units held by Company Members who have reached their Proceeds Cap from subsection (b) above. For the avoidance of doubt, the sum of all Company Members’ Pro Rata Portion shall be 100% at all times.
“Registered Intellectual Property” means all Intellectual Property Rights, that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority at any time in any jurisdiction.
“Repaid Debt” has the meaning set forth in Section 6.5.
“Representative” has the meaning set forth in the preamble to this Agreement.
“Representative Earn-Out Objection Notice” has the meaning set forth in Section 2.7(b)
“Representative Losses” has the meaning set forth in Section 8.9(c).
“Restrictive Covenants Agreements” has the meaning set forth in Section 7.2(q).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Indemnified Party” has the meaning set forth in Section 8.2.
“Seller Indemnifying Party” has the meaning set forth in Section 8.1.
“Series A Preferred Units” means the Series A Preferred Units of the Company
“Series A-1 Preferred Units” means the Series A-1 Preferred Units of the Company.
“Series A-2 Preferred Units” means the Series A-2 Preferred Units of the Company.
“Series B Preferred Units” means the Series B Preferred Units of the Company.
“Shrink Wrap Code” means any generally commercially available software in executable code form that is available for a cost of not more than $1,000 for an annual license for a single user or work station (or $2,000 annually in the aggregate for all users and work stations for the specific application).
“Significant Customer” has the meaning set forth in Section 3.18(a).
“Significant Supplier” has the meaning set forth in Section 3.18(b).
“Software” means (a) computer programs and software systems, including any and all software implementations of algorithms, tool sets, modules, libraries, files, models and methodologies or software code of any nature, whether operational, under development or inactive, including all Object Code, Source Code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other Intellectual Property Rights embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature, and (b) all User Documentation, including user manuals and training materials, relating to any of the foregoing.
“Soliciting Materials” has the meaning set forth in Section 6.4(c).
“Source Code” means Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.
“Specified Time” has the meaning set forth in Section 6.3.
“Straddle Period” has the meaning set forth in Section 6.6(b).
“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses, shall have a majority of the voting-rights to elect or designate a majority of the board of directors, managers or other governing body, or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.
“Support Agreements” has the meaning set forth in the recitals to this Agreement.
“Surviving Company” has the meaning set forth in Section 2.1.
“Target Net Working Capital” means negative Forty Two Thousand Two Hundred Forty Nine Dollars (-$42,249).
“Tax” means any U.S. federal, state, local or municipal, foreign or other tax (including any income tax, franchise tax, license tax, employment tax, premium tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, alternative or add-on minimum tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, real property tax, personal property tax, registration tax, business tax, profits tax, environmental tax (including taxes pursuant to Code Section 59A), capital stock tax, escheat, abandoned or unclaimed property, severance tax, occupation tax, windfall profits tax, social security (or similar) tax, disability tax, withholding tax or payroll tax), levy, tariff, or duty (including any customs duty), or any other tax, charge, fee, impost, levy or other assessment of any kind whatsoever (including any fine, penalty, interest or addition to tax with respect thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of another Person).
“Tax Contest” has the meaning set forth in Section 6.6(g).
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Technology” means all forms of technology, including any or all of the following: algorithms, APIs, databases, data collections, diagrams, inventions, methods and processes (whether or not patentable), network configurations and architectures, protocols, schematics, specifications, Software (in any form, including Source Code and Object Code), techniques, interfaces, URLs, websites, in each case whether or not registered with a Governmental Entity or embodied in any tangible form.
“Third Party Claim” has the meaning set forth in Section 8.5(a).
“Third-Party Technology” has the meaning set forth in Section 3.13(e).
“Trade Secret” means information held confidential and deemed a trade secret under applicable Law.
“Transactions” has the meaning set forth in the recitals to this Agreement.
“Transaction Documents” means this Agreement, the Company Disclosure Schedule, the closing certificates delivered pursuant to this Agreement, the Certificate of Merger, the Escrow Agreement, the Employment Agreements, Support Agreements, the Restrictive Covenants Agreements and all other agreements, schedules and certificates contemplated by this Agreement.
“Transaction Expenses” means the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of the Company or any Company Securityholder that was paid or is payable by the Company in connection with the process of the Transactions (including any auction or sale process) or otherwise relating to the negotiation, preparation or execution of this Agreement, the other Transaction Documents or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or relating to bonuses, including (a) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any foreign, federal, state or local governments or governmental agencies or third parties on behalf of the Company or any Company Securityholder, (b) any fees or expenses associated with obtaining the release and termination of any Liens, (c) all brokers’ or finders’ fees, (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts of the Company, (e) all sale, change-of-control, severance, “stay-around,” retention, success or similar bonuses or payments to current or former directors, employees and other service providers of the Company paid or payable as a result of or in connection with (in whole or in part) the transactions contemplated hereby (and the employer-side Taxes and any amounts paid or to be paid to offset or gross-up any Person for any excise Taxes or income Taxes associated with any such payments or with respect to any exercise of Company Options) and (f) any bonus, profit-sharing or other discretionary payments payable to employees and other service providers of the Company.
“Transfer Taxes” has the meaning set forth in Section 6.6(c).
“Treasury Regulations” means the regulations (including temporary regulations) of the United States Treasury Department pertaining to the Code.
“Unaudited Financial Statements” has the meaning set forth in Section 3.7(a).
“Unresolved Claims” has the meaning set forth in Section 8.7(c).
“User Documentation” means explanatory and informational materials concerning the Company Products and Company Technology, in printed or electronic form, which the Company has released for distribution to end users with such Company Products or Company Technology, which may include manuals, descriptions, user or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.
ARTICLE II
THE MERGER
2.1    The Merger.
At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the LLC Act, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company and as a direct, wholly owned subsidiary of Parent. The Company, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company.”
2.2    Effective Time; Closing.
On the Closing Date, and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the LLC Act, the parties hereto shall cause the Merger to be consummated by filing articles of merger in substantially the form attached hereto as Exhibit C (the “Articles of Merger”) with the Secretary of State of the State of Georgia in accordance with the relevant provisions of the LLC Act (the time of such filing (or such later time as may be agreed in writing by the Company and Parent prior to the Closing and specified in the Articles of Merger) being the “Effective Time”) concurrently with or as soon as practicable following the Closing. The consummation of the Merger (the “Closing”) shall take place at the offices of Morris, Manning & Martin, LLP, 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326 at 10:00 a.m. local time no later than the date that is three (3) Business Days after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that are waived or, which by their terms, are to be satisfied on the Closing Date) (the date on which the Closing actually occurs being the “Closing Date”).
2.3    Effect of the Merger.
(a)    General. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.
(b)    Officers and Managers.
(i)    At the Effective Time, the members of the board of managers of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the board of managers of the Surviving Company immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law and the organizational documents of the Surviving Company.
(ii)    At the Effective Time, the officers of the Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Company immediately after the Effective Time, until their respective successors are duly appointed and qualified in accordance with applicable Law and the organizational documents of the Surviving Company.
2.4    Articles of Organization and Operating Agreement of Surviving Company.
(a)    Articles of Organization. The Articles of Organization of the Company shall remain the Articles of Organization of the Surviving Corporation at the Effective Time.
(b)    Operating Agreement. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the operating agreement of the Surviving Company shall be amended and restated to read the same as the operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the operating agreement of the Surviving Company shall be changed to refer to the Company.
2.5    Effect of Merger on the Capital Stock of the Constituent Corporations.
(a)    Effect on Company Units. Upon the terms and subject to the conditions of (x) this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Representative or the Company Securityholders, each Company Unit issued and outstanding immediately prior to the Effective Time (excluding Dissenting Units and Company Units to be cancelled pursuant to Section 2.5(b)) will be cancelled and extinguished and the holders of such cancelled Company Units shall be entitled to receive the portion of such Base Merger Consideration payable to such Company Member in accordance with Section 8.2 of the Company Operating Agreement; provided that each Company Member’s Pro Rata Portion of the Escrow Amount with respect to such units shall be withheld at the Effective Time and deposited with the Escrow Agent in accordance with this Agreement, with each such Company Member having a contingent right to receive such Company Member’s Pro Rata Portion of any amount released from escrow for the benefit of the Company Members; provided, further, that, subject to the terms of this Agreement, each Company Member shall have the contingent right to receive such Company Member’s Pro Rata Portion of (x) any Earn-Out Payment actually payable, contingent upon the satisfaction of the Earn-Out Milestones or (y) any Base Merger Consideration Surplus. The Base Merger Consideration shall be payable without interest as set forth in this Article II.
(b)    Cancellation of Treasury and Parent-Owned Units. Notwithstanding the provisions of Section 2.5(a) above, each Company Unit held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and without payment of any consideration therefor.
(c)    Capital Stock of Merger Sub. Each unit of Merger Sub (the “Merger Sub Units”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable unit of the Surviving Company. Each certificate (if certificated) evidencing units of Merger Sub Units outstanding immediately prior to the Effective Time shall evidence ownership of such units of the Surviving Company.
2.6    Treatment of Company Options and Company Warrants.
(a)    Prior to the Effective Time and in accordance with the Company Option Plan, the Company Board will accelerate the vesting of each Company Option that is outstanding immediately prior to the Effective Time to a date prior to the Effective Time and conditioned upon the consummation of the Merger, with the stipulation that such Company Options will terminate if not exercised prior to the Effective Time.
(b)    As of the date hereof, each holder of Company Warrants executed a warrant exercise agreement pursuant to which each such holder’s Company Warrant was exercised subject to and contingent upon the occurrence of the Merger.
2.7    Earn-Out.
(a)    In addition to the Base Merger Consideration payable to the Company Members pursuant to the terms hereof, the Company Members shall be entitled to receive their respective Pro Rata Portion of the Earn-Out Payment determined pursuant to Exhibit E (the “Earn-Out Payment”) in the event the Business achieves the performance milestones described on Exhibit E during the Earn-Out Period (the “Earn-Out Milestones”).
(b)    The calculation of the Earn-Out Payment shall be initially determined in good faith by Parent within seventy-five (75) days of the end of the applicable Earn-Out Period. Upon such determination, Parent shall deliver a certificate to the Representative setting forth Parent’s calculation of the Earn-Out Payment, together with all reasonable supporting documentation necessary for the Representative to confirm Parent’s calculation of the Earn-Out Payment (the “Parent Earn-Out Certificate”). Within twenty (20) Business Days following the Representative’s receipt of the Parent Earn-Out Certificate, the Representatives may deliver a written notice to Parent objecting to the Parent’s calculation of such Earn-Out Payment in the Parent Earn-Out Certificate (the “Representative Earn-Out Objection Notice”); provided that if the Representative fails to deliver a Representative Earn-Out Objection Notice, the calculation of the Earn-Out Payment set forth in the Parent Earn-Out Certificate shall be deemed final and binding on the parties. Upon the delivery of the Representative Earn-Out Objection Notice within such twenty (20) Business Day period, the Representative and the Parent shall confer in good faith for a period of up to fifteen (15) Business Days in an attempt to resolve any disagreement and any resolution by them shall be in writing and shall be final and binding. If, after such fifteen (15) Business Day period, the Parent and the Representative cannot resolve any such disagreement, then the parties shall engage the Accounting Firm to review the calculations for the Earn-Out Payment. After review of such calculations, the Accounting Firm shall promptly determine the amount of the Earn-Out Payment and such determination shall be final and binding on the parties. In conducting its review, the Accounting Firm shall consider only items in dispute, and shall base its determination solely on presentations of Parent and Representatives (i.e., no independent investigation). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Representative so that the Representative shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of issues in dispute submitted to the Accounting Firm that are resolved in a manner further from the position submitted to the Accounting Firm by the Representative and closer to the position submitted to the Accounting Firm by Parent (as finally determined by the Accounting Firm), and the denominator of which is the total dollar value of the issues in dispute so submitted, and Parent shall be responsible for the remainder of such fees and expenses. Any portion of the Accounting Firm’s fees and expenses payable hereunder by the Representative shall be paid by the Company Members in accordance with their respective Pro Rata Portion.
(c)    In the event the Earn-Out Milestones are finally determined to be satisfied in accordance with this Section 2.7, then Parent shall pay (or caused to be paid) to the Company Members (in accordance with each such Company Member’s Pro Rata Portion) the aggregate amount of the Earn-Out Payment allocated as determined pursuant to Section 2.7(a).
(d)    The parties acknowledge that the payment of any Earn-Out Payment is contingent upon the future Net Revenue (as defined on Exhibit E) derived by Parent from the products and services of the Company during the applicable Earn-Out Periods.  Parent shall make or cause to be made all business decisions with respect to the operation of the Business following the Closing in good faith, and not take, or permit to be taken, any action which has the sole objective of avoiding, circumventing or minimizing the opportunity to achieve the Earn-Out Payments hereunder or the ability of the Company Members to receive the Earn-Out Payments.
(e)    Notwithstanding anything to the contrary set forth herein, in the event of the sale of all or substantially all of the assets of the Business by Parent in a transaction in which this Agreement is not assigned to the purchaser in such sale transaction, Parent, in its sole discretion, shall either (i) obtain such purchaser’s commitment to assume the obligations with respect to the payment of the Earn-Out Payments if such payments become payable (subject to the conditions set forth herein and in Exhibit E, including the achievement of the Earn-Out Milestones) with respect to any Earn-Out Period ending after the closing date of such sale transaction or (ii) accelerate, subject to and contingent upon the occurrence such sale, the obligations to pay the applicable maximum Earn-Out Payment (and pay such amounts in full) for any Earn-Out Period that has not ended prior to the consummation of such sale transaction. For purposes of clarity and by way of example, if Parent sells all or substantially all of the assets of the Business following the First Earn-Out Period but before the end of the Second Earn-Out Period, there will not be any acceleration of the Earn-Out Payment obligations for the First Earn-Out Period even if the purchaser of the assets does not assume the obligations under this Agreement. Further, if the sale occurs following the Second Earn-Out Period, there will not be any acceleration of the Earn-Out Payment obligations for the First Earn-Out Period or Second Earn-Out Period even if the purchaser of the assets does not assume the obligations under this Agreement.
2.8    Closing Statement; Payments at Closing.
(a)    The Company will prepare and deliver to Parent, not later than five (5) Business Days prior to the Closing Date, drafts of (a) the Closing Date Balance Sheet, (b) the Consideration Certificate (pursuant to Section 2.9) and (c) a closing statement (the “Closing Statement”), each of which may be modified as mutually agreed by the Company and Parent prior to the Closing and the Company will consider in good faith any changes or comments made by Parent with respect to such documents. The Closing Statement will be dated as of the Closing Date and will accurately set forth, as of the Closing Date and immediately prior to the Effective Time: (i) the names of all Company Members and their respective addresses; (ii) the number and kind of Company Units held by such Persons; (iii) the calculation of the Base Merger Consideration; (iv) the calculation of the applicable payment to each Member in exchange for Company Units held by such Person (based, in each case, on the Base Merger Consideration set forth in the Consideration Certificate); (v) each Company Member’s Pro Rata Portion (calculated as of the Closing); and (vi) each of the parties receiving payment for Transaction Expenses and Repaid Debt and the amount thereof.
(b)    At the Closing, Parent will:
(i)    deliver to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount which shall be managed, held and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement;
(ii)    in accordance with Section 6.5, pay to the Lenders and the other creditors identified on Schedule 6.5, by wire transfer of immediately available funds, amounts equal to the Payoff Amounts;
(iii)    on behalf of the Company and in accordance with Section 2.8(a), pay to such account or accounts as the Company specifies in the Closing Statement the aggregate amount of all Transaction Expenses payable to a third party to the extent not paid by the Company prior to the Closing Date;
(iv)    subject to Section 2.10(b), no more than five (5) Business Days following receipt of a Letter of Transmittal and any other documents that may be reasonably required by Parent to be delivered by a Company Member pursuant to Section 2.5(a), pay the aggregate amount payable to such Company Member in exchange for such holder’s Company Units (less, for the avoidance of doubt, such Company Member’s Pro Rata Portion of the Escrow Amount (pursuant to Section 2.5(a) and as set forth in the Closing Statement) by wire transfer of immediately available funds or check in accordance with this Article II.
(c)    The Escrow Amount shall be withheld at the Closing from the Base Merger Consideration payable to the Company Members in respect of Company Units pursuant to Section 2.5(a). The parties hereto agree that, for Tax reporting purposes only, Parent shall be deemed to be the owner of any cash in the Escrow Funds, and that all interest on or other taxable income, if any (“Parent Escrow Interest”), earned from the investment of such cash shall be treated for Tax purposes as earned by Parent. After the end of each calendar year and at the termination of the applicable account holding the Escrow Amounts, as applicable, Parent may provide a written direction to the Escrow Agent to distribute to Parent 50% of any Parent Interest for any such year that has become part of the Escrow Year (or any stub-year, in the event of termination of the applicable account holding period).
2.9    Adjustments to Base Merger Consideration.
The Base Merger Consideration shall be adjusted upward or downward, on a dollar-for-dollar basis, as set forth below:
(a)    The Company will prepare and deliver to Parent (x) a balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”) and (y) a certificate (the “Consideration Certificate”), which shall contain the Company’s good faith estimate of (i) the Net Working Capital as of the Closing Date (calculated in accordance with GAAP and the Net Working Capital Schedule as of the Closing Date (provided in the event of differences between GAAP and the Net Working Capital Schedule, GAAP shall govern except as expressly set forth in the Net Working Capital Schedule as an exception to GAAP) and without giving effect to the Merger and the other Transactions) (the “Estimated Net Working Capital”), (ii) Cash as of immediately prior to the Closing (calculated in accordance with GAAP) and without giving effect to the Merger and the other Transactions (the “Estimated Cash”), (iii) Debt as of immediately prior to the Closing (calculated in accordance with GAAP ) and without giving effect to the Merger and the other Transactions (the “Estimated Debt”), (iv) Transaction Expenses without giving effect to the Merger and the other Transactions (the “Estimated Transaction Expenses”) and (v) based on such calculations, the Base Merger Consideration; provided, that the Company shall prepare and deliver to the Parent, no later than five (5) Business Days prior to the Closing Date, drafts of the Closing Date Balance Sheet and the Consideration Certificate, each of which may be modified as mutually agreed by the Company and Parent prior to the Closing and the Company will consider in good faith any changes or comments made by Parent with respect to such documents. To the extent that (y) the Estimated Net Working Capital exceeds the Target Net Working Capital, the Base Merger Consideration shall be increased by the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital or (z) the Estimated Net Working Capital is less than the Target Net Working Capital, the Base Merger Consideration shall be decreased by the amount by which Estimated Net Working Capital is less than Target Net Working Capital.
(b)    Not later than 5:00 p.m., Eastern time, on the day that is ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Representative a certificate (the “Parent Certificate”) providing (i) an unaudited balance sheet as of the Closing Date and without giving effect to the Merger and the other Transactions contemplated herein (the “Parent Closing Balance Sheet”) and (ii) Parent’s calculation of (A) Net Working Capital as of the Closing Date and without giving effect to the Merger and the other Transactions (“Actual Net Working Capital”) (B) Cash as of immediately prior to the Closing and without giving effect to the Merger and the other Transactions (the “Actual Cash”), (C) Debt as of immediately prior to the Closing and without giving effect to the purchase of the Merger and the other Transactions (the “Actual Debt”), (D) Transaction Expenses without giving effect to the Merger and the other Transactions (the “Actual Transaction Expenses”), and (iii) the amount, if any, by which the Base Merger Consideration, calculated by replacing Estimated Net Working Capital, Estimated Cash, Estimated Debt and Estimated Transaction Expenses in the definition of Base Merger Consideration, with, respectively, Actual Net Working Capital, Actual Cash, Actual Debt and Actual Transaction Expenses, is less than or greater than the calculation of each of the Base Merger Consideration calculated at the Closing. Parent’s determination of Actual Net Working Capital, Actual Cash and Actual Debt shall be prepared in accordance with GAAP and, in the case of Actual Net Working Capital, the Net Working Capital Schedule (provided in the event of differences between GAAP and the Net Working Capital Schedule, GAAP shall govern except as expressly set forth in the Net Working Capital Schedule as an exception to GAAP). The Parent Certificate will include reasonable detail of the calculation and a description of the reasons for variations from the Estimated Net Working Capital, Estimated Cash, Estimated Debt and Estimated Transaction Expenses, if any.
(c)    On or prior to 5:00 p.m., Eastern time on the day that is thirty (30) days following Parent’s delivery of the Parent Certificate, the Representative may give Parent written notice stating in reasonable detail Parent’s objections (an “Objection Notice”) to Parent’s determination of Actual Net Working Capital, Actual Cash, Actual Debt and Actual Transaction Expenses and Parent’s calculation of the Base Merger Consideration. If the Representative does not give Parent an Objection Notice within such thirty (30) day period, then the Parent Closing Balance Sheet, Actual Net Working Capital, Actual Cash, Actual Transaction Expenses and the Base Merger Consideration as determined by Parent in the Parent Certificate will be conclusive and binding upon Parent, the Representative, the Company and the Company Members, and will constitute the final determination of Actual Net Working Capital, Actual Cash, Actual Debt, Actual Transaction Expense and Base Merger Consideration for purposes of this Section 2.9, subject to Sections 8.1(d) and (e).
(d)    Following Parent’s receipt of an Objection Notice (if applicable), the Representative and Parent shall attempt to negotiate to resolve such dispute for a period of thirty (30) days. In the event that the Representative and Parent fail to agree on any of the Representative’s proposed adjustments set forth in the Objection Notice within such thirty (30) day period, the Representative and Parent agree to engage Grant Thornton LLP (the “Accounting Firm”) to make a determination of Actual Net Working Capital, Actual Cash, Actual Debt, Actual Transaction Expenses and Base Merger Consideration, and Parent and the Representative shall use their commercially reasonable efforts to cause the Accounting Firm to make its final determination of Actual Net Working Capital, Actual Cash, Actual Debt, Actual Transaction Expenses and Base Merger Consideration in accordance with the terms of this Agreement, within the thirty (30) day period immediately following such engagement. Parent and the Representative each shall provide the Accounting Firm with its respective determinations of Actual Net Working Capital, Actual Cash, Actual Debt, Actual Transaction Expenses and Base Merger Consideration, as well as all supporting documentation reasonably required by the Accounting Firm. The Accounting Firm shall render a written decision as to each disputed matter set forth in the Objection Notice, including a statement in reasonable detail of the basis for its decision. The determination of Actual Net Working Capital, Actual Cash, Actual Debt, Actual Transaction Expenses and Base Merger Consideration by the Accounting Firm shall be final and binding on the Parent, the Representative, the Company and the Company Members for purposes of this Section 2.9, subject to Sections 8.1(d) and (e). The Accounting Firm shall address only those items disputed in accordance with this Section 2.9 and the Accounting Firm may not assign a value greater than the greatest value for any such item assigned by Parent, on the one hand, or the Representative, on the other hand, or less than the smallest value for any such item assigned by Parent, on the one hand, or the Representative, on the other hand. The fees and expenses of the Accounting Firm shall be allocated between Parent and the Representative so that the Representative shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of issues in dispute submitted to the Accounting Firm that are resolved in a manner further from the position submitted to the Accounting Firm by the Representative and closer to the position submitted to the Accounting Firm by Parent (as finally determined by the Accounting Firm), and the denominator of which is the total dollar value of the issues in dispute so submitted, and Parent shall be responsible for the remainder of such fees and expenses. Any portion of the Accounting Firm’s fees and expenses payable hereunder by the Representative shall be paid by the Company Members in accordance with their respective Pro Rata Portion. Additionally, in the event the Representative and the Company Members fail to pay any such fees and expenses, such fees and expenses, at the sole election of the Parent, may be paid from the Net Working Capital Escrow Funds or the Indemnification Escrow Funds. Following the final determination of the amounts subject to adjustment in accordance with this Section 2.9, the Base Merger Consideration shall be recalculated by replacing Estimated Net Working Capital, Estimated Cash, Estimated Debt and Estimated Transaction Expenses in the definition of Base Merger Consideration, with, respectively, Actual Net Working Capital, Actual Net Working Capital, Actual Debt and Actual Transaction Expenses in each case, as finally determined in accordance with this Section 2.9 (the “Final Base Merger Consideration”), subject to Section 8.1(d) and (e).
(e)    Upon the final determination of Final Base Merger Consideration:
(i)    if the Final Base Merger Consideration is greater than the Base Merger Consideration calculated at Closing (such surplus, the “Base Merger Consideration Surplus”), then Parent shall pay (or caused to be paid) to the Company Members in accordance with their respective Pro Rata Portion, an amount equal to such surplus;
(ii)    if the Final Base Merger Consideration is less than the Base Merger Consideration calculated at the Closing (such deficit, the “Base Merger Consideration Deficit”), then such deficit shall be satisfied in accordance with Section 8.7(a).
2.10    Payment Process.
(a)    Letter of Transmittal. Each Company Member shall deliver an executed letter of transmittal in substantially the form attached hereto as Exhibit D-1 (to the extent such Company Member signed the Support Agreement) or Exhibit D-2 (to the extent such Company Member did not sign the Support Agreement) (each, a “Letter of Transmittal”) and such other documents as may be required to be delivered pursuant to the instructions set forth in the Letter of Transmittal), to Parent no less than two (2) Business Days prior to Closing, to be held in escrow by Parent until the Closing. If each such Company Member who has complied with the foregoing, Parent shall deliver and cause to be issued, without interest, the consideration payable in respect of such Company Units in accordance with Section 2.5(a) on or promptly following Closing. If each such Company Member has not complied with the foregoing, Parent shall deliver, and cause to be issued without interest, the consideration payable in respect of such Company Units in accordance with Section 2.5(a) promptly upon receipt of an executed Letter of Transmittal and such other documents as may be required to be delivered pursuant to the instructions set forth in the Letter of Transmittal from such Company Member.
(b)    Payments with Respect to Surrendered Company Units; No Liability. Neither Parent nor the Surviving Company shall be liable to any Company Securityholder for any consideration delivered in respect of any Company Units, Company Warrants or Company Options to a public official pursuant to any abandoned property, escheat or other similar law.
(c)    Transfers of Ownership. If the payment of the consideration payable in respect of Company Units in accordance with Section 2.5(a) is to be paid to a Person other than the Person in whose name the Company Units are reflected as held in the Company Operating Agreement, it will be a condition of payment that transfer documentation satisfactory to the Parent be executed, and that the Persons requesting such payment will have paid to Parent any transfer or other Taxes required by reason of the payment of such consideration to a Person other than the registered holder as set forth in the Company Operating Agreement, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not applicable.
(d)    Withholding for Payment of Taxes. Parent, the Company, the Surviving Company, or the Escrow Agent, or anyone acting on their behalf, shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to or in accordance with this Agreement and the Escrow Agreement to any Company Member or other payee unless Parent, the Surviving Company, the Escrow Agent or the Company has received from such Person an exemption from such withholding Tax in respect of each such payment to the payor’s reasonable satisfaction, such amounts as is required to be deducted and withheld with respect to the making of any such payment under any applicable Tax Law. To the extent that amounts are so withheld by Parent, Company, the Surviving Company or the Escrow Agent, or anyone acting on their behalf, and paid to the proper taxing authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Parent, Company, the Surviving Company or the Escrow Agent, or anyone acting on their behalf, as applicable. Parent, the Company, the Surviving Company or the Escrow Agent, or anyone acting on their behalf, as the case may be, shall give written notice to each such Person of any such withholding except with respect to any compensatory payments, and shall further promptly provide any such Person any additional documentation required for such Person’s Tax filings, as may be reasonably be requested by such Person.
(e)    Adjustments. If during the period from the date of this Agreement through the Effective Time, any change in the outstanding Company Units or securities convertible or exchangeable into or exercisable for Company Units, shall occur by reason of any reclassification, recapitalization, split or combination, exchange or readjustment of Company Units, or any similar transaction, or any dividend thereon with a record date during such period, the consideration payable in respect of such Company Units shall be appropriately adjusted to reflect such change.
2.11    Escrow Agreement.
Prior to the Closing, the Representative and Parent shall enter into an Escrow Agreement with the Escrow Agent substantially in the form of Exhibit F, subject to any administrative changes as may be required by the Escrow Agent (the “Escrow Agreement”).
2.12    Taking of Necessary Action; Further Action.
If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.
2.13    Dissenting Units.
Notwithstanding anything in this Agreement to the contrary, Company Units issued and outstanding immediately prior to the Effective Time that are held by any holder who has the right to vote for the Merger and shall not have voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their dissenters’ rights and who shall have properly demanded dissenters’ rights for such units in accordance with Section 14-11-1002 of the LLC Act (the “Dissenting Units”) shall not be converted into the right to receive their respective portion of Aggregate Merger Consideration. At the Effective Time, holders of Dissenting Units shall cease to have any rights with respect thereto and instead shall only be entitled to the rights provided under Section 14-11-1002 of the LLC Act. All Dissenting Units held by Company Members who shall have failed to perfect or who shall have effectively withdrawn or lost their rights under such Section 14-11-1002 of the LLC Act shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the applicable portion of the Aggregate Merger Consideration provided for in Section 2.5(a) (subject to the same rights, contributions and obligations applicable to other Company Units of the same class and series that are not Dissenting Units), as of the Effective Time, without any interest thereon, upon delivery of a Letter of Transmittal in the manner provided in Section 2.10. The Company shall (a) serve prompt written notice to Parent of any demands under such Section 14-11-1002 of the LLC Act and attempted withdrawals of such notices or demands and (b) give Parent the opportunity to participate in and direct all negotiations, petitions and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date, except as set forth expressly herein or in the correspondingly numbered section of the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”).
3.1    Organization and Qualification; Subsidiaries.
(a)    The Company (i) is a limited liability company, validly existing and in good standing under the Laws of the State of Georgia, (ii) has the requisite limited liability company power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed to be conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary, except, in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate with such other failures, would not reasonably be expected to result in material Liability to the Company.
(b)    The Company has no Subsidiaries. Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, the Company does not own or control, directly or indirectly, Equity Interests in any Person.
3.2    Organizational Documents.
The Company has delivered to Parent complete and correct copies as of the date hereof of the Company Operating Agreement and Company Articles (collectively, the “Company Organizational Documents”), in each case, as modified, amended or restated as of the date hereof, and such Company Organizational Documents and other organizational documents are in full force and effect. Section 3.2 of the Company Disclosure Schedule sets forth all of the Company Organizational Documents. The Company is not in violation of any of the provisions of its applicable organizational documents (including, the Company Organizational Documents). The Company has made available to Parent complete and correct copies of the minute books containing records of all proceedings, consents, actions and meetings of the board of managers of the Company, committees of the board of managers of the Company and Company Members.
3.3    Authorization of Agreement.
(a)    The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, and, subject to receipt of the Company Member Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held or by written consent in lieu of a meeting, unanimously (i) determined that the Merger is fair and in the best interests of the Company and the Company Members, (ii) approved the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which the Company is a party and declared their advisability in accordance with the provisions of the LLC Act, and (iii) directed that this Agreement be submitted to the Company Members for their adoption and resolved to recommend that the Company Members vote in favor of the adoption of this Agreement. Subject to the foregoing and receipt of the Company Member Approval, the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the other Transaction Documents to which the Company is a party, to perform the Company’s obligations hereunder or thereunder or to consummate the Transactions. This Agreement and each of the other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by Parent and Merger Sub and the other parties hereto or thereto, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at Law or under applicable legal codes).
(b)    The affirmative vote or consent of (i) the Series A Manager of the Company (provided, however, that the Series A Manager may delegate its approval rights to members holding a majority of the Series A Preferred Units, Series A-1 Preferred Units and/or Series A-2 Preferred Units); (ii) the Series B Manager of the Company (provided, however, that the Series B Manager may delegate its approval rights to members holding a majority of the Series BA Preferred Units) and (iii) members holding a majority of the Company Units on an as-converted, fully-diluted basis, are the only votes of the holders of any class or series of Company Units necessary to approve and adopt this Agreement and approve the Merger (such affirmative vote, whether at a meeting of Company Members, however called, or in connection with any written consent of Company Members, shall herein be referred to as the “Company Member Approval”).
3.4    Capitalization.
(a)    The authorized units of the Company consist of (i) Common Units, (ii) Series A Preferred Units, (iii) Series A-1 Preferred Units, (iv) Series A-2 Preferred Units and (v) Series B Preferred Units. As of the date hereof, there are: 677,868 issued and outstanding Common Units (inclusive of 39,202 outstanding Company Warrants), 363,000 issued and outstanding Series A Preferred Units, 448,217 issued and outstanding shares of Series A-1 Preferred Units, 225,799 issued and outstanding Series A-2 Preferred Units and 1,079,987 issued and outstanding Series B Preferred Units. No other units of the Company is authorized, issued or outstanding. Section 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company Members and the number and class of Company Units held by such Company Member, in each case as of the date hereof.
(b)    Except for the Amended and Restated Shopvisible, LLC 2008 Option Plan (the “Company Option Plan”), the Company does not have or maintain any stock option plan or other similar plan providing for equity compensation of any Person. The Company has reserved 240,420 Common Units for issuance to employees and directors of, and consultants to, the Company upon the exercise of options (whether vested or unvested) to purchase Common Units, of which (i) 52,500 Common Units are issuable, as of the date of this Agreement, upon the exercise of outstanding, unexercised Company Options and (ii) 1,666 Common Units were issued as a result of the exercise of Company Options as of the date of this Agreement. Section 3.4(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all holders of (x) Company Options, indicating the number of Company Options held by each Person as of the date hereof, and identifies which Company Options are vested and exercisable as of the date hereof, and the exercise price for each such Company Option and (y) Company Warrants, indicating the number of Company Units subject to each Company Warrant and the exercise price for each such Company Warrant. Except as set forth on Section 3.4(b) of the Company Disclosure Schedule, there are no outstanding Equity Interests in the Company.
(c)    All of the issued and outstanding Company Units are, and all Company Units issuable upon exercise of the Company Options and Company Warrants, upon issuance on the terms and conditions specified in the Company Option or Company Warrant pursuant to which they are issuable will be, duly authorized, validly issued, fully paid and nonassessable and have not been and will not be issued in violation of any preemptive rights. Except for the Company Options and Company Warrants, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any units or other Equity Interests of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.
3.5    No Conflict; Required Filings and Consents.
Except as set forth in Section 3.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Transaction Documents by the Company does not, and the consummation of the Transactions will not (i) conflict with or violate the Company Organizational Documents, (ii) conflict with or violate any Laws applicable to the Company or by which any of its respective assets or properties is bound or subject or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a breach of or constitute a default) under, or give to others any rights of termination, modification, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the properties or assets of the pursuant to, any Contract, Permit, franchise or other instrument or obligation to which the Company is a party or by or to which any of them or any of its assets or properties is bound or subject or (iv) require the Company to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Authority or third Person (any such consents, licenses, permit, approval, waiver, authorization, order of filing or other similar action (collectively, the “Company Approvals”), except for compliance with and filings, notices, permits, authorizations, consents and approvals that may be required under any Competition Laws, the Securities Act or any state securities laws.
3.6    Permits; Compliance.
(a)    The Company is in possession of all Permits necessary to own, lease, maintain and operate its properties and to carry on its Business. There is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened that has resulted in or after notice or lapse of time or both could reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or material fine with respect to, any material Permit.
(b)    The Company has complied and is complying with all Laws applicable to the Company and its Business, properties or assets. The Company has not received any written or oral notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any applicable Law.
(c)    The Company has conducted its export transactions in accordance in all respects with applicable provisions of export controls laws and regulations.
3.7    Financial Statements; Undisclosed Liabilities.
(d)    Attached to Section 3.7(a) of the Company Disclosure Schedule are the true and complete copies of the (i) unaudited annual financial statements consisting of (A) the unaudited annual balance sheets of the Company as of December 31, 2013 (the “Most Recent Annual Financial Statements Date”) and December 31, 2012, and the related unaudited annual statements of income and cash flows for each of the fiscal years then ended (including in each case the notes or other supplementary information thereto) (collectively, the “Annual Financial Statements”) and (ii)(A) the unaudited balance sheet of the Company (the “Balance Sheet”) as of October 31, 2014 (such date, the “Balance Sheet Date”) and (B) the related unaudited and consolidated statements of income and cash flows for the ten month period then ended (the “Unaudited Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”). All of the Financial Statements (x) have been prepared in accordance with GAAP applied by the Company on a consistent basis throughout the periods covered (provided, however, that the Unaudited Financial Statements are subject to normal and recurring year-end adjustments (which adjustments will not be material individually or in the aggregate)), (y) fairly present in all material respects the financial condition of the Company as of the respective dates therein indicated and the results of operations and cash flows of the Company for the respective periods therein specified and (z) have been prepared from and are consistent and in accordance with the books and records of the Company (which are in turn accurate and complete). The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company has never had, and nor does it currently have, any off balance sheet Liability of any nature to, or any financial interest in, any third party or entities.
(e)    The Company has no Liabilities other than (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date and (ii) those incurred in the ordinary course of the business since the Balance Sheet Date (none of which (y) are material in nature or amount or (z) is for a breach of Contract, warranty, infringement, tort or violation of Law). Without limiting the generality of the foregoing, the Company does not have any outstanding guarantees of any debt or other obligation of any other Person. All reserves that are set forth in or reflected in the Balance Sheet are adequate.
(f)    Section 3.7(c) of the Company Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.
(g)    Section 3.7(d) of the Company Disclosure Schedule accurately lists all Debt of the Company, including, for each item of Debt, the agreement governing the Debt and the interest rate, maturity date and any assets or properties securing such Debt.
(h)    Except as set forth on Section 3.7(e) of the Company Disclosure Schedule, the accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and (ii) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.
3.8    Absence of Certain Changes or Events.
Since the Most Recent Annual Financial Statements Date, the Company has carried on the Business in the ordinary course of business, consistent with past practice, and there has been no Company Material Adverse Effect. Without limiting the foregoing, and except as set forth on Section 3.8 of the Company Disclosure Schedule, since the Most Recent Annual Financial Statements Date and other than changes, events or conditions that are contemplated by this Agreement, there has not been with respect to the Company:
(f)    any Liability incurred other than in the ordinary course of business, consistent with past practice, or any borrowing of monies or incurrence of or becoming subject to Debt or other long-term Liabilities, in each case, in excess of $25,000 in the aggregate;
(g)    any incurrence, creation or assumption of any Lien on any of its assets or properties;
(h)    any making of any loan, advance or capital contribution to, guarantee for the benefit of, or investment in, any Person other than any travel loans or advances made in the ordinary course of business, consistent with past practice which do not exceed $25,000 in the aggregate;
(i)    any acquisition, sale or transfer of any tangible or intangible asset of the Company (other than the sale or nonexclusive license of Products to its customers in the ordinary course of business consistent with past practice for which the consideration is less than $25,000);
(j)    any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of (i) any corporation, partnership or other business organization or (ii) any assets from any other Person (excluding ordinary course purchases of goods, products and off-the-shelf Intellectual Property);
(k)    any material damage, destruction or loss, whether or not covered by insurance, affecting its assets, properties or Business;
(l)    any change in Company’s authorized or issued equity, or issued any notes, bonds or other debt securities or securities convertible or exercisable into or exchangeable for any capital stock, or any warrants, options or other rights to acquire any Company Units or other equity interest in the Company;
(m)    any entry into, amendment or modification of, or relinquishment, termination or nonrenewal of any material Contract or other right or obligation, or any other material change in any business practice;
(n)    any entry into any Contract whereby that gives rise to any deferred revenue Liability under GAAP in excess of $25,000;
(o)    any sale, disposition, transfer or license to any Person of any rights to Company Intellectual Property other than in the ordinary course of business consistent with past practice or any acquisition or license from any Person of any Intellectual Property Rights or any sale, disposition, transfer or providing of any copy of the Company’s Source Code to any Person, in each case involving consideration in excess of $25,000;
(p)    except in the ordinary course of business, consistent with past practice, any capital expenditures or commitments therefor with respect to the Company in an amount in excess of $25,000 in the aggregate.
(q)    any waiver of any rights of material value to the Company;
(r)    any disclosure of any confidential information of the Company to any Person other than pursuant to a written confidentiality agreement with adequate protection of the Company’s confidential information;
(s)    any material changes to any insurance coverage or policies;
(t)    any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable, or any other conduct of the cash management customs and practice other than in the ordinary course of business, consistent with past practice (including with respect to maintenance of working capital balances and inventory levels, collection of accounts receivable, payment of accrued Liabilities and other Liabilities and pricing policies);
(u)    any material change in the manner in which it extends discounts, credit or warranties to its customers or otherwise deals with its customers;
(v)    any amendment to the Company Organizational Documents;
(w)    except as required by Law, any grant of any rights to severance benefits, “stay pay”, termination pay, change of control bonuses, or similar rights or benefits to any director, officer or other employee of the Company (other than under agreements, if any, for which Parent or the Company will not be obligated following the Closing) or increased benefits payable or potentially payable to any such director, officer or other employee of the Company under any previously existing severance benefits, “stay-pay”, termination pay or change of control arrangements;
(x)    any material modification of or promise to modify the benefits payable, or to become payable, to any of its directors, officers or employees, or any increase in the compensation (including severance and equity compensation) payable, or to become payable, to any of its directors, officers or employees, any material bonus payment or arrangement made to or with any of such directors, officers or employees, or any entrance into any transaction with an Insider (as defined below);
(y)    any material change in any method of accounting or accounting practice of the Company, except as required by GAAP;
(z)    any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(aa)    any election in respect of Taxes, any adoption or change of accounting method, any change in annual accounting period, any filing of an amended Tax Return, any closing agreement entered into, any agreement to settle any claim or assessment in respect of Taxes entered into, any surrender of a right to claim a refund of Taxes, any consent to an extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or
(bb)    any negotiation by or entry into any agreement or commitment to take any of the foregoing actions.
3.9    Litigation; Disputes.
Except as set forth in Section 3.9 of the Company Disclosure Schedule, there is and, since January 1, 2013, there has been no private or governmental action, claim, dispute, cause of action, suit, investigation, mediation, proceeding, or arbitration (collectively, “Action”) pending or, to the Knowledge of the Company, threatened against the Company nor any of its assets or properties, and the Company is not subject to any Order. The Company is in compliance with each Order to which the Company is subject. To the Knowledge of the Company, no event has occurred or circumstance exists that may give rise to, or serve as a basis for, any such Action.
3.10    Employee Benefit Plans and Labor Matters.
(a)    Section 3.10(a) of the Company Disclosure Schedule lists all Employee Plans that the Company sponsors or maintains, or to which the Company contributes or is obligated to contribute, or under which the Company or any ERISA Affiliate of the Company has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of the Company or the beneficiaries or dependents or domestic partners of any such Person (each, a “Company Benefits Plan”). With respect to each Company Benefits Plan, the Company has made available to Parent complete copies of each of the following: (i) if the plan has been reduced to writing, the plan document together with all amendments thereto, (ii) if the plan has not been reduced to writing, a written summary of all material plan terms, (iii) if applicable, the most recent trust agreements, custodial agreements, insurance policies or Contracts, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iv) if applicable, the most recent summary plan description, employee handbook or similar employee communication, (v) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination letter from the IRS and any related correspondence, and any pending request for determination with respect to the plan’s qualification, (vi) in the case of any plan for which Forms 5500 are required to be filed, the three (3) most recently filed Forms 5500, and (vii) any notices, letters or other correspondence from the IRS or the Department of Labor relating to such Company Benefits Plan.
(b)    Neither the Company nor any of the ERISA Affiliates of the Company have maintained, contributed to or had any Liability with respect to a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA or Code Section 414(f), and no condition exists that presents a risk to the Company of incurring liability under Title IV of ERISA or Section 412 or Section 430 of the Code. Neither the Company nor any of its Subsidiaries have ever maintained, contributed to or had any Liability with respect to a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, a “multiple employer plan” as defined in Section 4063(a) of ERISA and Section 413 of the Code, or a “funded welfare plan” within the meaning of Section 419 of the Code.
(c)    Each Company Benefits Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination or opinion letter from the IRS as to its qualified status or is within the remedial amendment period (as defined in Section 401(b) of the Code, taking into account any pronouncements of the IRS relating to such period) for making any required change. Each Company Benefits Plan, including any associated trust or fund, has been administered in accordance with its terms and any applicable collective bargaining agreements and with applicable Laws, including ERISA and the Code, and, nothing has occurred that could adversely affect the tax-qualification of such Company Benefits Plan or the tax-exempt status of its related trust. Nothing has occurred with respect to any Company Benefits Plan that has subjected or could subject the Company to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Company Benefits Plan to a Tax under Code Section 4973. The Company does not have any Liability for any excise tax imposed by Chapter 43 of the Code. The Company has no obligation (current or contingent) to compensate any individual for any Taxes which may be imposed under Sections 4999 or 409A of the Code. With respect to each Company Benefits Plan, no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available.
(d)    All required contributions to, and premium payments on account of, each Company Benefits Plan have been made on a timely basis and all such contributions not yet due have been properly accrued and are shown on the applicable financial statements of the Company obligated to make such payments.
(e)    There is no pending or, to the Company’s Knowledge, threatened action relating to a Company Benefits Plan, other than routine claims in the ordinary course of business for benefits provided for by the Company Benefits Plans for which internal administrative review procedures have not been exhausted. No Company Benefits Plan is or, within the last six (6) years, has been the subject of an examination or audit by a Governmental Authority, or is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.
(f)    Except as required under Section 601 et seq. of ERISA or other Law, no Company Benefits Plan provides post-retirement or post-separation welfare benefits or coverage (including health, life or disability insurance) to any director, officer, consultant or employee, or any dependent, beneficiary or domestic partner of any such Person following such Person’s retirement or other termination of service with the Company.
(g)    Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) with respect to any service provider to the Company (i) has been maintained and operated in compliance in all material respects with, and the document(s) evidencing such arrangement comply with, the requirements of Code Section 409A and regulations and other guidance promulgated thereunder. To the extent that Section 409A of the Code does not apply to an “nonqualified deferred compensation plan” because amounts were deferred thereunder before January 1, 2005, such “grandfathered” plan (or portion thereof) has not been “materially modified” (within the meaning of Treasury Regulations §1.409A-6(a)(4)) subsequent to October 3, 2004.
(h)    Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, neither the execution of this Agreement and the other Transaction Documents nor the consummation of the Transactions (either together with or upon the occurrence of any additional or subsequent events) will constitute an event under any Company Benefits Plan that will or may reasonably be expected to result in any payment (including severance or termination pay) or any acceleration, vesting, increase, funding (including the segregation of assets to fund) or provision of benefits thereunder, in each case, to any employee, consultant, director, officer or other individual (or any dependent or beneficiary thereof).
(i)    All compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full and shown on the applicable financial statements of the Company) and there are no outstanding agreements, understandings or commitments of the Company with respect to any employment, compensation, commissions or bonuses.
(j)    Section 3.10(j) of the Company Disclosure Schedule sets forth as of the date hereof a complete list of all current employees, officers and consultants or individual service providers, of the Company and their current title or job description, details of their compensation (base compensation, commissions and bonuses, including all plans or Contracts with respect thereto), and, to the extent applicable, exempt or non-exempt status, citizenship or residency status, visa or other similar permit and dates of issuance and expiration of such, accrued and unused vacation, sick and other paid time off (including a description of the Company’s policies with respect to the accrual of vacation, sick and other paid time off), and details of each Company Benefits Plan to which they are entitled.. The Company has made available to Parent true, complete and correct copies of all employment agreements, confidentiality agreements, non-competition agreements, non-solicitation agreements, material employee manuals and handbooks, policy statements and other materials relating to the employment of employees of the Company or any of its Subsidiaries. The Company has made available to Parent true, complete and correct copies of all contractor or consulting agreements with any independent contractor. The Company has made no verbal commitments to any current or former officers, employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transaction contemplated by this Agreement or otherwise. Except as set forth in Section 3.10(j) of the Company Disclosure Schedule, the employment of each of the Company Employees is terminable at will, without cause or prior notice and without liability.
(k)    There are no controversies or labor disputes, labor slowdowns or union organization activities, picketing or strikes pending or threatened between the Company and any employees of the Company. None of the Company employees belong to any union or collective bargaining unit. The Company has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act or state law equivalent, and there exists no pending or, to the Knowledge of the Company, threatened unfair labor practice charges or race, color, religion, sex, citizenship, national origin, veteran status, age or disability discrimination charges, or charges of retaliation against the Company before any board, department, commission or agency.
(l)    Each Company employee has been properly classified as exempt or non-exempt under the Fair Labor Standards Act and any other applicable federal and state wage Laws. The Company has not received any claim from any Governmental Authority to the effect that it has improperly classified the exempt/non-exempt status of any Company employee. No individual classified as of the date hereof by the Company as an independent contractor or other non-employee status would be deemed an employee or common-law employee under any Employee Plan or applicable federal or state Laws.
(m)    The Company has complied in all material respects with all applicable foreign, federal, state, and municipal Laws related to equal employment opportunity, wage and hour, immigration, occupational health and safety, and Laws related to employment (or the termination of employment) or working conditions.
3.11    Taxes.
(a)    The Company has been classified as a partnership under Treasury Regulation Section 301.7701-3(b)(1)(i) since its formation. The Company has not filed or caused to be filed any U.S. federal, state or local tax return or other document, including without limitation a Form 8832 “Entity Classification Election,” or otherwise taken any position for U.S. federal, state or local tax purposes that is inconsistent with the classification of the Company as a partnership.
(b)    The Company is not a party to or a partner in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.
(c)    The Company has duly and timely filed, or caused to be duly and timely filed, all Tax Returns required to be filed by it and each such Tax Return is true, correct and complete in all material respects. Without limiting the foregoing, none of such Tax Returns contains or omits any position or transaction that is, or would be, subject to penalties under Code Section 6662 (or any similar provisions of state, local or non-U.S. Tax law). The Company has not extended the due date for the filing of any Tax Returns that have not been filed.
(d)    The Company has paid all Taxes due and payable by the Company (whether or not shown on any Tax Return).
(e)    No written notice or inquiry has been issued, or written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.
(f)    The Company has made available to Parent correct and complete copies of all Tax Returns for periods ending on or after December 31, 2011, and all Tax examination reports and statements of Tax deficiencies asserted against the Company since December 31, 2011 or that otherwise remain unresolved.
(g)    The Company is not subject to any current, pending or proposed or threatened Tax audit or examination, Tax claim or Tax proceeding. The Company has not received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where the Company has not filed Tax returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company which has not been satisfied or resolved as of the date hereof.
(h)    The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time to assess or collect any Tax deficiency.
(i)    The Company is not a party to nor bound by any Tax sharing, Tax indemnity, Tax allocation or similar agreement or arrangement with respect to Taxes. The Company is not otherwise liable for Taxes of any other Person as a transferee or successor, by contract, or otherwise.
(j)    The Company has timely withheld and paid all Taxes required by any Tax Law to have been withheld and paid by it in connection with amounts paid or owing to, or allocated to, any employee, independent contractor, creditor, stockholder, member or other Person, including without limitation amounts required to be withheld under Code Section 1441 and 1442 (or similar provisions of state, local or non-U.S. Tax Law).
(k)    The Company has properly (A) collected and remitted sales and similar Taxes with respect to sales made to its customers and (B), for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.
(l)    No Company Units are “subject to substantial risk of forfeiture” within the meaning of Code Section 83.
(m)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;
(ii)    use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;
(iii)    “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date;
(iv)    installment sale or open transaction disposition made on or prior to the Closing Date;
(v)    prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or
(vi)    election under Code §108(i) or any corresponding or similar provision of state, local, or non-U.S. income Tax Law.
(n)    The Company has not entered into any “listed transactions” as defined in Treasury Regulation 1.6011-4(b)(2), and the Company has properly disclosed all “reportable transactions” as required by Treasury Regulation 1.6011-4, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis (or any corresponding provisions of state, local or non-U.S. Tax law) and there has been no act or omission on the part of the Company that has resulted or could result in the imposition of a penalty under Section 6707A of the Code.
(o)    The Company is not carrying on any trade or business through a permanent establishment in any country or territory outside the U.S.
(p)    There are no liens for Taxes (other than for current Taxes not yet due and payable) on any assets of the Company.
(q)    The Company has either (1) filed or caused to be filed with the appropriate Governmental Authorities all unclaimed property reports required to be filed and has remitted to the appropriate Governmental Authorities all unclaimed property required to be remitted, or (2) delivered or paid all unclaimed property to its original or proper recipient.
(r)    Each of the Company Securityholders is a U.S. citizen and resident of the United States.
3.12    Properties.
(a)    The Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interest in, all of the properties and assets, real and personal, tangible or intangible, that it purports to own or lease, free and clear of all Liens, except for (i) Liens for Taxes or assessments and similar charges not yet due and payable or contested in good faith by appropriate proceedings or (ii) mechanic’s, material men’s, contractor’s, repairman’s or similar Liens arising in the ordinary course of business, consistent with past practice (the items in clauses (i) and (ii) collectively, the “Permitted Liens”).
(b)    All machinery, equipment and other tangible personal property owned or leased by the Company or used in the Company’s Business are (i) in generally good operating condition, reasonable wear and tear excepted, and (ii) not in need of renewal or replacement, except for renewal or replacement in the ordinary course of business. Section 3.12(b) of the Company Disclosure Schedule identifies each parcel of real property leased by the Company. The Company has provided to Parent true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy any real property or facility, including all modifications, amendments and supplements thereto, and such lease, sublease or other agreement is a valid, binding and enforceable obligation of the Company, and will continue to be valid, binding and enforceable immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at Law or under applicable legal codes)). The Company is not in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder, and there are no disputes, oral arguments or forbearance programs to which the Company is a party in effect as to any lease or sublease. The Company does not own any real property.
3.13    Intellectual Property and Technology.
(a)    Company Products. Section 3.13(a) of the Company Disclosure Schedule is a complete and accurate list of all Company Products (including a name, product description, version level, the language in which it is written and the hardware requirements) including any and all modules offered within the Company Products.
(b)    Intellectual Property. Intellectual Property. Section 3.13(b) of the Company Disclosure Schedule is a complete and accurate list of all third-party Intellectual Property Rights (including those associated with all Open Source Software other than Open Source Software included in commercial third-party Software) that the Company has incorporated into or distributed with, or is material to the operation of, the Company Products or the conduct of the Business as it is currently contemplated to be conducted. Other than those third-party Intellectual Property Rights listed on Section 3.13(b) of the Company Disclosure Schedule, all Intellectual Property Rights that are incorporated into, or is distributed with, or is material to the operation of, the Company Products was written, developed, or created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights in such Intellectual Property Rights to the Company. No current or former employee, Company founder, or third party owns (or claims to own) any rights in any Company Intellectual Property.
(c)    Registered Intellectual Property. Section 3.13(c) of the Company Disclosure Schedule is a complete and accurate list of (i) all Registered Intellectual Property in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (“Company Registered Intellectual Property”) and all unregistered trademarks, service marks, trade names, logos, or corporate names used by the Company, (ii) the jurisdictions in which each such item of Registered Intellectual Property has been registered or filed, dates issued, dates filed, the owners of record and the applicable registration or serial number, and (iii) any other Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest. With respect to each item of Company Registered Intellectual Property (A) all necessary registration, maintenance and renewal fees in connection with such item of Company Intellectual Property that are or will be due for payment on or before the Closing Date have been or will be paid prior to the Closing Date, and all necessary documents and certificates in connection with such item of Company Registered Intellectual Property that are or will be due for filing on or before the Closing Date have been or will be filed with the relevant Governmental Authority prior to the Closing Date for the purposes of maintaining and protecting such Company Registered Intellectual Property; (B) each such item of Company Registered Intellectual Property is in compliance in all material respects with all formal legal requirements (including payment of registration, maintenance and renewal fees and proofs of use); and (iii) each such item of Company Registered Intellectual Property, other than items that are pending before a Governmental Authority (“Pending IP”), is subsisting, valid and enforceable. Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, there are no actions that must be taken within 90 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any response to an official action of a Governmental Authority or the filing of any application for the purpose of obtaining, maintaining, perfecting, preserving or renewing any of the Company Registered Intellectual Property.
(d)    Title to Intellectual Property. The Company is the sole and exclusive owner of and has good and marketable title to all right, title, and interest in and to each item of Company Intellectual Property, free and clear of any Liens other than Permitted Liens and the Liens set forth in Section 3.12(a) of the Company Disclosure Schedule which will be released at Closing. As of the later of (i) the date of the grant of the right by the applicable Governmental Authority, or (ii) the date of acquisition thereof by the Company, or (iii) the date of creation thereof, the Company has sufficient ownership rights that it could bring a claim or suit against a third party for past, present or future infringement or misappropriation of the Company Intellectual Property in the event such infringement or misappropriation had occurred. In each case in which the Company has acquired, other than through a license, any Intellectual Property Rights from any Person, the Company has obtained a valid and enforceable assignment sufficient to transfer all rights in and to such Intellectual Property Rights to the Company. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, the Company has not transferred full or partial ownership of (other than by non-exclusive license granted to customers in the ordinary course of business), or granted any exclusive license with respect to, any Company Intellectual Property. The Company has not received any notice or claims challenging the Company’s exclusive ownership of any Company Intellectual Property or the validity or enforceability of any Company Intellectual Property. Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company Intellectual Property or impair the right of the Company to use, possess, sell or license any Company Intellectual Property or portion thereof.
(e)    Third Party Intellectual Property Rights. The Company has and as of the date of this Agreement will continue to have through the Closing Date the rights in and to(i) the third-party Intellectual Property Rights listed in Section 3.13(b) of the Company Disclosure Schedule, (ii) Software licensed to the Company under Open Source Licenses listed in Section 3.13(i) of the Company Disclosure Schedule, (iii) licenses for Shrink Wrap Code, and (iv) the Software licenses and other third-party Intellectual Property Rights set forth in Section 3.13(e) of the Company Disclosure Schedule (items (i) through (iv), collectively, the “Third-Party Technology”). The Company Intellectual Property and Third Party Technology includes all Intellectual Property Rights that are used in or necessary for the conduct of the business of the Company as currently conducted, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of all Company Products. The Company owns, or possesses licenses or other enforceable rights to use, all Intellectual Property Rights that are used in or necessary to the operate the Company’s business as currently conducted and as currently proposed to be conducted, including all Intellectual Property Rights embodied in the Company Products The Company Intellectual Property and Third-Party Technology includes all Source Code, Object Code and other documentation and materials necessary to compile and operate the Company Products, including installation and User Documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of the Company Products. There are no material problems, defects, or deficiencies in the Company Products or Third-Party Technology that prevent such Company Products from operating substantially as described in their related documentation or specifications, or prevent such Company Products from operating in all material respects as warranted to any third party. The third party Software (including, for purposes of this clause, all commercially available "off-the-shelf" or "shrink-wrapped" software) that constitutes a component of any Company Product is generally commercially available for license at commercially reasonable rates and on commercially reasonable terms. Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company license or other rights to the Third-Party Technology.
(f)    No Infringement by the Company. The Company and the operation of the Business as it has been and is now being conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and licensing out of any Company Products or Company Intellectual Property, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property Rights of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction. Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, the Company has not received notice (including unsolicited offers to license or grants of other rights or immunities) from any Person claiming that any Company Intellectual Property infringes, misappropriates, dilutes or otherwise violates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction. Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, no Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or affects the validity, use or enforceability of such Company Intellectual Property. The Company does not, without proper authorization and all necessary rights, possess or have within its custody or control any Intellectual Property Rights, including any customer lists, marketing materials, technical information or data.
(g)    Third Party Rights. Except as set forth in Section 3.13(g) of the Company Disclosure Schedule and except for non-exclusive licenses granted to customers in the ordinary course of business, the Company has not granted any third party ownership or joint ownership of, or any exclusive license to, any Company Intellectual Property. The Company has not developed or created any Technology or Intellectual Property Rights as a “work made for hire” or otherwise assigned or transferred any Technology or Intellectual Property Rights to any customer.
(h)    No Third Party Infringement. Except as set forth in Section 3.13(h) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property Rights of the Company in or to the Company Intellectual Property, and the Company has the right to bring actions against any Person that is infringing, misappropriating, diluting or otherwise violating any such Intellectual Property Rights and to retain for the Company any damages recovered in any such action. The Company has not entered into any Contract granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to any Intellectual Property Right owned by, or exclusively licensed to, the Company. The Company has not granted to any third party the right to file, or conduct prosecution of, any patents, copyrights, trademark applications, or any domain names with respect to such Intellectual Property Rights.
(i)    Open Source Software. Section 3.13(i) of the Company Disclosure Schedule (i) lists all Software (other than Open Source Software included in commercial third-party Software) that is distributed in Company Products under an Open Source License or that has been incorporated into or used in the development, testing or delivery of any Company Product under an Open Source License (collectively, “Open Source Software”), (ii) for each item of such Open Source Software identified, specifies the license that the Open Source Software is licensed under, and (iii) describes whether such Open Source Software was modified or distributed by the Company and otherwise describes the Company’s use of the Open Source Software. The Company has not used Open Source Software in any manner that would or could, with respect to any Company Product or other Company Intellectual Property, (A) require its disclosure or distribution in Source Code form, (B) require its licensing thereof for the purpose of making derivative works, (C) impose any restriction on the consideration to be charged for the distribution thereof, (D) create, or purport to create, obligations for the Company with respect to any Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property or (E) impose any other material limitation, restriction, or condition on the right of the Company with respect to its use or distribution. With respect to any Open Source Software that is or has been used by the Company in any way, the Company is in compliance in with all applicable Open Source Licenses. The parties acknowledge that Black Duck Software has been engaged to perform an audit of the Company’s usage of Open Source Software. The Company has provided to Black Duck Software a complete copy of all Software used by or incorporated into the Company Products.
(j)    Source Code. The Company possesses all Source Code for all Software included within the Company Intellectual Property. Section 3.13(j) of the Company Disclosure Schedule lists each Source Code escrow agreement or other agreement requiring the Company to disclose any Source Code for any Company Intellectual Property, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services to the Company. Neither this Agreement nor the transactions contemplated by this Agreement will result in any third party being granted rights or access to, or the placement in or release from escrow or similar arrangement of, any Company Intellectual Property including Source Code for any Software. Except as described on Section 3.13(j) of the Disclosure Schedules, the Company has not disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code included in Company Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company to any Person of any Source Code included in Company Intellectual Property. The Company has maintained and protected the Source Code for the Software that it owns with appropriate proprietary notices and confidentiality agreements as are reasonably necessary to protect the information therein.
(k)    Contaminants. Except as set forth in Section 3.13(k) of the Company Disclosure Schedule, all Company Intellectual Property included in the Company Products are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Products or data or other Technology. The Company has in place disaster recovery plans, procedures and facilities and has acted in a commercially reasonable manner to safeguard the Information Systems utilized by the Company in the operation of its Business.
(l)    Information Systems. The Company has obtained and possesses valid licenses to use all of the Software programs present on the computers and other software-enabled electronic devices and Information Systems that it uses in connection with its Business. The Company is in compliance with, and has paid in full, a sufficient number of licenses for the operation of such Information Systems.
(m)    Compliance. The Company has complied in all material respects with all applicable Laws and Contracts to which it is a party and its internal privacy policies relating to: (i) the privacy of users of the Company Products and all Internet websites owned, maintained or operated by the Company; and (ii) the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the records of the Company. Each of the websites of the Company and all materials distributed or marketed by the Company have at all times made all material disclosures to users or customers required by applicable Laws and Contracts to which the Company is a party and that are in effect as of the applicable dates of such Contracts and none of such disclosures made or contained in any of the websites of the Company or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Law or Contract to which the Company is a party. The Company conforms, and at all times has conformed, in all material respects to its privacy policies. No claims have been asserted or are threatened against the Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under the privacy policies of the Company, under any Contract, or under any Law. With respect to all personally identifiable information described in this section, the Company has taken industry standard steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of such information. The execution, delivery and performance of this Agreement, will comply in all material respects with all applicable Laws relating to privacy and with the privacy policies of the Company. The Company has not received a complaint (including any action letter or other inquiry from any Governmental Authority) regarding the Company’s collection, use or disclosure of personally identifiable information. There have been no facts or circumstances that would require the Company to give notice to any customers, suppliers, consumers or other similarly situated individuals of any actual or perceived data security breaches pursuant to an applicable Law requiring notice of such a breach.
(n)    Confidentiality. The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all Intellectual Property Rights that the Company holds, or purports to hold as confidential, whether owned by, or provided to, the Company, and material to the conduct of the Company’s business, the value of which to the Company is contingent upon maintenance of the confidentiality thereof. No trade secret or confidential know-how owned by the Company has been disclosed or authorized to be disclosed to any third party (other than employees or consultants of the Company who are bound by an agreement protecting the Company’s proprietary interests in and to such trade secrets and confidential know-how) by the Company or any of its employees, or by any third party who received such trade secret or confidential know-how from the Company, other than pursuant to a non-disclosure agreement that protects the Company’s proprietary interests in and to such trade secrets and confidential know-how, which disclosure would not be materially adverse to the Business. .
(o)    No Obligations to Develop Intellectual Property. Except for agreements with customers to create enhancements that are part of or used in connection with the core Company Products, the Company is not under any obligation, whether written or otherwise, to develop any Intellectual Property Rights for any third party (including any customer or end user).
(p)    Development. Section 3.13(p) of the Company Disclosure Schedule identifies all Persons who have contributed to or participated in the conception or the development of the Company Intellectual Property and Company Technology and whether such Person was an employee or contractor to the Company. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development of the Company Intellectual Property and Company Technology:
(i)    have executed and are legally bound by a nondisclosure agreement applicable to the Company’s Confidential Information to which the Company is the beneficiary either directly or indirectly (for example, in the case of an employee of a consultant or independent contractor who has entered into such a nondisclosure agreement with the Company); and
(ii)    (A) have been party to a “work-for-hire” arrangement or agreement with the Company, in accordance with applicable federal and state law, that has accorded the Company full, effective, original, and exclusive ownership of all Intellectual Property Rights developed for the Company or (B) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective, and exclusive ownership of all Intellectual Property Rights developed for the Company, in each case either directly or indirectly (for example, in the case of an employee of a consultant or independent contractor who has entered into such an assignment agreement with the Company).
(iii)    None of the Company’s employees’ or consultants’ who work for the Company have been in any way in breach of such employees’ or consultants’ obligations to any third parties, including any confidentiality or Intellectual Property Rights obligations. There is no basis for any third party to claim rights to any Intellectual Property Rights owned or purported to be owned by the Company as work for hire or otherwise in connection with any work performed by a Company employee or consultant for such third party at any time.
(q)    Standards Organizations. The Company does not belong to or participate in, and has not entered into any Contract with, any organization involved in the development, preparation, or promulgation of standards that does or may require the provision of Company Intellectual Property to any third Person.
(r)    Government Funding. No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for shares of capital or units, general commercial debt incurred by the Company or from the sale of products or services) was used in the development of the Company Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
(s)    Customization Obligations. Except as set forth on Section 3.13(s) of the Company Disclosure Schedule, the Company is not subject to any Contract with customers or other third parties to create enhancements or customizations that are part of or used in connection with the Company Products (collectively, “Customization Obligations”). Except as set forth on Section 3.13(s) of the Company Disclosure Schedule, no customer’s or other third party’s obligation to pay any amounts to the Company are contingent, directly or indirectly, in full or in part, upon the Company’s full or partial completion of any Customization Obligation. In the event any disclosure is included in Section 3.13(s) of the Company Disclosure Schedule, such disclosure includes a detailed description of the obligations of the Company, the specific conditions comprising the Customization Obligations that must be satisfied in order for the Company to perform in full the contingency for the customer’s or other third party’s payment obligation and a detailed description of the amount and conditions to such payments. Except as expressly set forth in Section 3.13(s) of the Company Disclosure Schedule, the full or partial completion by the Company of any Customization Obligation is not a condition to the Company’s recognition of subscription revenue payable by any customer or other third party. The Company is not under any obligation, whether written or otherwise, to develop any Intellectual Property for any third party (including any customer or end user). The Company owns all right, title and interest in all enhancements and customizations developed by the Company for any customer or other third party.
3.14    Certain Contracts.
(a)    Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list of each of the following Contracts of any type (other than employment related agreements expressly set forth on Section 3.10 of the Company Disclosure Schedule), to which the Company is a party, copies of each of which (including all amendments, supplements, schedules, addenda and similar modifications) have been made available to Parent:
(i)    any Contract (or group of related Contracts) requiring payments by the Company in excess of $25,000 annually;
(ii)    any Contract or commitment (or group of related Contracts or commitments) to make a capital expenditure or to purchase or sell a capital asset in excess of $10,000 individually or in the aggregate by or on behalf of the Company;
(iii)    any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, or take orders for any of its products, services or Technology, and (ii) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which the Company is authorized to sell, sublicense, lease, distribute or take orders for any products, services or Technology for any third party;
(iv)    any Contract providing for the development of any Software, content, Technology or intellectual property for (or for the benefit or use of) the Company, or providing for the purchase by or license to (or for the benefit or use of) the Company of any Software, content, Technology or intellectual property, which Software, content, Technology or intellectual property is in any manner used or incorporated (or is contemplated by the Company to be used or incorporated) in any aspect or element of any product, service or Technology of the Company (other than Shrink Wrap Code);
(v)    any bond, indenture, note, loan or credit agreement or other Contract relating to the borrowing of money or to the guarantee or assumption of the obligations of any other Person for borrowed money or to any other Debt or under which it has imposed a Lien on any of its material assets, tangible or intangible, except for any Permitted Liens;
(vi)    any Contract or judgment, injunction, order or decree that (A) restricts the Company or, to the Knowledge of the Company, any manager, director, officer, employee or equityholder of the Company from engaging in any aspect of the Business, (B) restricts the Company, or, to the Knowledge of the Company, any manager or employee of the Company from engaging, participating or competing in any line of business, market or geographic area, (C) restricts it from freely setting prices for its products, services or technologies (including most favored customer or similar pricing provisions), (D) restricts it from soliciting potential employees, consultants, contractors or other suppliers or customers, or (E) that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party;
(vii)    any Contract of guarantee, indemnification or assumption of the Liabilities of any other Person, other than contracts with customers entered into in the ordinary course of business and on the Company’s form customer agreement (a copy of which is included in Section 3.14(a)(vii) of the Company Disclosure Schedule;
(viii)    any lease or similar agreement under which the Company is the lessor of, or makes available for use by any third Person, any tangible personal property owned by the Company;
(ix)    any lease pursuant to which the Company leases any real property;
(x)    any joint venture, partnership or other Contract that has involved, or provides for a sharing of revenues, profits, cash flows, expenses or losses with any other party;
(xi)    any outstanding loan, advance or investment by the Company to any Person other than travel advances made in the ordinary course of business, consistent with past practice;
(xii)    any Contract for the employment of any individual on a full-time or part-time basis providing base annual compensation and bonus compensation at a rate in excess of $50,000 in the aggregate or that does not provide for termination by the Company at will without any severance obligation.
(xiii)    severance, “stay pay” or termination agreement with any officer or other employee of the Company;
(xiv)    any grant or contract with a Governmental Authority or any Permit;
(xv)    any Contract for the acquisition of any operating business or the capital stock of any other Person;
(xvi)    any Contract related to Intellectual Property Rights licensed to the Company from a third party (including Contracts related to third-party Intellectual Property referenced in Section 3.13(b) of the Company Disclosure Schedule), except for licenses for Shrink Wrap Code, and indicate if such Contract is not perpetual;
(xvii)    any Contract related to Intellectual Property Rights licensed by the Company to a third party, except for non-exclusive licenses granted to customers in the ordinary course of business;
(xviii)    any Contract under which the Company has granted (A) any covenant not to sue, assert or exploit any Company Intellectual Property, or (B) any third party the right to bring a lawsuit for infringement, misappropriation, dilution or other violation of any Company Intellectual Property; and
(xix)    any other Contract not listed above that is material to it or the Business, operations, financial condition, properties or assets.
(b)    Each Contract of any type or form set forth or required to be set forth in Sections 3.10, 3.13 and 3.14(a) of the Company Disclosure Schedule (or, in each case, any subsection thereof), whether or not set forth in such Schedules, is referred to herein as a “Material Contract.” With respect to each Material Contract, as of the date hereof, such Material Contract is in full force and effect and is valid and enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at Law or under applicable legal codes). The Company has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under each Material Contract. There exists no breach, default or event, occurrence, condition or act with respect to the Company or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or both, is or would reasonably be expected to (x) become a breach or default under any Material Contract or (y) give any third party (1) the right to declare a breach or default or exercise any remedy under any Material Contract, (2) the right to a rebate, chargeback, refund, credit, penalty or change in performance schedule under any Material Contract, (3) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract, or (4) the right to cancel, terminate or modify any Material Contract. The Company has not received any notice (written or oral) or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Material Contract or to reduce the level of product or services provided for, to the Company under the Material Contracts.
3.15    Environmental, Health and Safety.
The Company has complied in all material respects with all applicable Laws of Governmental Authorities concerning the environment, public health and safety, and employee health and safety, and no claim, action, suit, litigation, proceeding or investigation has been filed or commenced against the Company alleging any failure to comply with any such Laws.
3.16    Insurance.
Each insurance policy now held by the Company (collectively, the “Insurance Policies”) is set forth on Section 3.16 of the Company Disclosure Schedule, together with the name of the insurer, the type of policy or bond, the coverage amount and any applicable deductible. True, correct and complete copies of the Insurance Policies have been made available to Parent. All premiums due and payable under all such policies have been timely paid, and the Company is otherwise in compliance in all material respects with the terms of the Insurance Policies. All Insurance Policies are in full force and effect and are sufficient for compliance by the Company with all Contracts to which the Company is a party. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of the Insurance Policies. There is no claim pending under any insurance policy as to which coverage has been questioned, denied, disputed by the underwriters of such Insurance Policy. The Company at all times submits accurate information to the insurers as to the employees’ remuneration for the purposes of workers’ compensation insurance.
3.17    Certain Transactions and Agreements.
Except as set forth on Section 3.17, none of the officers, directors, employees, equityholders or other affiliates of the Company or any member of the Company or any individual related by marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (other than through ownership of less than 1% of the outstanding voting shares of any corporation whose stock is publicly traded or shares of a mutual fund) (collectively, the “Insiders”) (a) has any direct or indirect ownership or other interest in, or any employment or consulting agreement with, any Person that competes or does business with the Company, (b) is directly or indirectly interested in any Material Contract, except for compensation for services as a director, officer or employee of the Company as set forth on Section 3.10 or Section 3.14 of the Company Disclosure Schedule, (c) has any interest in any property, real or personal, tangible or intangible, used in the Company’s Business, except for the rights of a Company Member, or (d) has or had, either directly or indirectly, a material interest in any Person that purchases from or sells, licenses or furnishes to the Company any goods, property, technology or intellectual or other property rights or services.
3.18    Customers and Suppliers.
(a)    Except as set forth on Section 3.18(a), the Company does not have (and has not had since January 1, 2012) any outstanding dispute concerning its products or services with any customer or other Person who, in the twelve (12) months ended on the date hereof, was one of the fifteen (15) largest sources of revenue for the Company, based on amounts paid to the Company (each, a “Significant Customer”). Each Significant Customer is listed on Section 3.18(a) of the Company Disclosure Schedule. The Company has not received notice (whether written or oral) from any Significant Customer that such customer (i) has or intends to terminate or materially modify its Contracts or relationship with the Company or materially reduce the rate or volume of products or services or the amount payable to the Company for products and services or (ii) plans to seek to purchase the products and services provided by the Company from any other supplier or vendor not currently providing such products and services to such customer or convert any exclusive or single-source purchasing arrangement or relationship between such customer and the Company into a non-exclusive or multi-source arrangement or relationship.
(b)    Except as set forth on Section 3.18(b) of the Company Disclosure Schedule, the Company does not have (and has not had since January 1, 2012) any outstanding material dispute concerning products or services provided by any Person who, in the twelve (12) months ended on the date hereof, is one of the fifteen (15) largest suppliers of products or services or increase the rate charge for products or services provided to the Company, based on amounts paid to the Company (each, a “Significant Supplier”). Each Significant Supplier is listed on Section 3.18(b) of the Company Disclosure Schedule. The Company has not received a notice (whether written or oral) from any Significant Supplier that such supplier intends to terminate or materially modify Contracts or relationships with the Company or stop or materially reduce the rate of supplying products or services to the Company.
3.19    Certain Payments.
Neither the Company, nor any director, officer, Affiliate or employee thereof, has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee that relates to the Business of the Company, to any (a) governmental official or employee, (b) political party or candidate thereof, or (c) other Person, while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.
3.20    Brokers.
Except as set forth in Section 3.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.
3.21    Sufficiency of Assets.
The assets of the Company constitute all the assets and services used by the Company in operating the Business as it is currently operated, and will enable the Company to operate the Business following the Closing in the same manner as operated immediately prior to the Closing.
3.22    Disclosure.
No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Parent pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
3.23    No Other Representations and Warranties.
Except for the representations and warranties contained in this Article III (including the related portions of the Company Disclosure Schedule), none of the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant, jointly and severally, to the Company that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date as follows:
4.1    Organization and Qualification; Ownership and Interim Operations of Merger Sub.
Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under its relevant jurisdiction of organization. Merger Sub is wholly-owned by Parent, was formed solely for the purpose of engaging in the Transactions, has no Liabilities other than those contemplated by this Agreement and has engaged in no activities other than in connection with entering into this Agreement and the other Transaction Documents to which it is a party and consummating the Transactions.
4.2    Authorization of Agreement.
Each of Parent and Merger Sub has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions have been duly authorized by all necessary action, and no other proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement and the other Transaction Documents to which they are party or to consummate the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company and the Representative, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at Law or under applicable legal codes).
4.3    No Conflict; Required Filings and Consents.
The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Transactions will not (a) conflict with or violate the certificate of incorporation and bylaws or other equivalent organizational documents, in each case as amended or restated, of Parent and Merger Sub, (b) conflict with or violate any Laws applicable to Parent or Merger Sub or by which any of their respective assets or properties is bound or subject, (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub pursuant to, any Contract, Permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by or to which any of them or any of their respective assets or properties is bound or subject or (d) require Parent or Merger Sub to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Authority or third Person, except for (i) the filing of the Articles of Merger with the Georgia Secretary of State or (ii) compliance with and filings, notices, permits, authorizations, consents and approvals that may be required under any Competition Laws.
4.4    Financial Ability.
Parent has, and at the Closing will have, funds sufficient to consummate the Transactions and to pay the Aggregate Merger Consideration and all other amounts payable by Parent in connection with the Transactions, such that it is not a condition precedent to Closing that Parent or Merger Sub obtain financing or any approvals from third parties.
4.5    Brokers.
No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
4.6    Litigation.
There is no claim, action, suit, proceeding or arbitration pending, or to Parent’s knowledge, threatened against Parent, Merger Sub or any of its or their assets, properties or rights, and none of Parent or Merger Sub is subject to any judgment, order, writ, injunction, decree or award of, or any settlement agreement with, any Governmental Authority or arbitrational tribunal, in each case, which would materially and adversely affect the ability of Parent or Merger Sub to consummate the Transactions and otherwise perform their obligations thereunder.
ARTICLE V
CONDUCT PRIOR TO THE CLOSING
5.1    Conduct of Business.
From the date hereof until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article IX, except as expressly required by this Agreement and the Transaction Documents, including Schedule 5.1 hereto, the Company will (i) conduct the Business in the ordinary course of business, consistent with past practice, (ii) ) take no action or fail to take action that would cause or result in a breach of any representation or warranty of the Company contained in Article III and (iii) except as otherwise provided in this Agreement, set forth on Schedule 5.1 hereto or consented to in writing by the Parent (which consent shall not be unreasonably withheld or delayed), not
(c)    cause or permit any modifications, amendments or changes to the Company Organizational Documents;
(d)    other than in the ordinary course of business, make (or incur any obligation to make) any expenditures (including capital expenditures) or commitment exceeding $10,000, individually or in the aggregate;
(e)    enter into any Contract that gives rise to any unearned or deferred revenue Liability under GAAP;
(f)    adopt or change accounting methods or practices other than as required by GAAP;
(g)    make or change any election in respect of Taxes, adopt or change any accounting method, change an annual accounting period, file any amended Tax return, enter into any closing agreement, enter into any agreement to settle any claim or assessment in respect of Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
(h)    declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Units, or split, combine or reclassify any Company Units or directly or indirectly repurchase, redeem or otherwise acquire any Company Units (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Units);
(i)    issue or authorize the issuance of any other securities, including any securities in respect of, in lieu of or in substitution for, Company Units (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Units), except for the issuance of Company Units in connection with the exercise of the Company Warrants or Company Options or the conversion of the Preferred Units;
(j)    adopt or amend any Company Benefits Plan, or enter into any employment agreement, pay any bonus or special remuneration (cash, equity or otherwise) to any director, officer, employee or consultant, or increase the salaries or wage rates or fringe benefits or other compensation (cash, equity or otherwise) (including rights to severance or indemnification) of its directors, officers, employees or consultants (other than that which is required (and then only at the time required) under the terms of the Company Benefits Plans in effect on the date hereof and changes to compensation of employees (other than executive officers) in the ordinary course of business, consistent with past practice);
(k)    incur, assume or guarantee any Debt;
(l)    waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, in each case in excess of $25,000 individually or in the aggregate or that is otherwise material to the Company;
(m)    commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against any the Company or relating to any of its Business, properties or assets;
(n)    enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any lease agreements;
(o)    terminate, amend or otherwise modify, violate the terms of, or make any payments resulting from agreed upon early termination of, any Contracts;
(p)    enter into any Contract that (i) restricts the Company from engaging in any aspect of the Business, (ii) restricts the Company from engaging, participating or competing in any line of business, market or geographic area, (iii) restricts it from freely setting prices for its products, services or technologies (including most favored customer pricing or similar provisions), (iv) restricts the Company from soliciting potential employees, consultants, contractors or other suppliers or customers, or (v) that grants any exclusive rights, rights of refusal, rights of first negotiation or offer or similar rights to any party;
(q)    assign, sell, license or otherwise transfer to any Person any right to Company Intellectual Property other than grants of non-exclusive licenses of the Company Products to customers in the ordinary course of business consistent with past practice; or
(r)    take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (o).
5.2    Access and Information.
Between the date hereof and the Closing Date, the Company shall (a) afford to Parent and Parent’s officers, directors, employees, accounting firm, consultants, legal counsel, agents and other representatives (collectively, the “Parent Representatives”) reasonable access during normal business hours upon reasonable prior notice, to the directors, officers, employees, agents, auditors, properties, offices, customers, facilities, books and records of the Company (provided that all such access to employees and customers shall be coordinated in advance with the Company or its designated representatives) and (b) furnish promptly to Parent and the Parent Representatives such information concerning the business, properties, Contracts, records and personnel (including financial, operating and other data and information) of the Company as is prepared or compiled by the Company in the ordinary course of business and as may be reasonably requested from time to time by Parent. Parent shall treat all information obtained from the Company as “Confidential Information” (as such term is defined in the Non-Disclosure Agreement) and Parent shall continue to honor, and cause the Parent Representatives to honor, its obligations under the Non-Disclosure Agreement.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1    Appropriate Actions; Consents; Filings; Cooperation.
(d)    The Company, Merger Sub and Parent will each cooperate with each other in connection with, and the Company, Merger Sub and Parent shall use commercially reasonable efforts to (i) take, or to cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under the Agreement and the other Transaction Documents to which they are a party, applicable Law or otherwise to consummate and make effective the Transactions, (ii) obtain from any Governmental Authorities any consents, licenses, Permits, waivers, approvals, authorizations or orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority required to be made by such Person in connection with the authorization, execution and delivery of this Agreement and the other Transaction Documents to which they are a party and the consummation of the Transactions, and (iii) make all necessary filings, make such notices, deliver such written consents, and make any other required submissions, with respect to this Agreement and the other Transaction Documents to which they are a party, that are necessary, proper or advisable under applicable Law or otherwise are reasonably required to obtain the Company Approvals and to comply with Law. All Company Approvals shall be in writing and in form and substance reasonably satisfactory to Parent, and executed counterparts of such Company Approvals shall be delivered to Parent promptly after receipt thereof, and copies of such notices shall be delivered to Parent promptly after the making thereof. Notwithstanding anything herein to the contrary, none of Parent, Merger Sub or any of their respective Affiliates (which for purposes of this sentence shall include the Surviving Company) shall be required to pay any amounts in connection with obtaining any Company Approval or provide any guarantees of the obligations of any Company Securityholder or the Company.
(e)    The Company will give prompt notice to Parent upon becoming aware of (i) any event, fact, circumstance, change or condition that might reasonably be expected to cause any of the representations or warranties set forth in Article III not to be true and correct at the Closing such that the conditions set forth in Sections 7.1 and 7.2 would not be satisfied or (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.
6.2    Confidentiality; Public Announcements.
The Company and Parent each confirms that it (or one of its Affiliates) has entered into the Non-Disclosure Agreement and that it is bound by, and will abide by, the provisions of the Non-Disclosure Agreement, the terms of which remain in full force and effect. If this Agreement is terminated, the Non-Disclosure Agreement will remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, in each case, to the extent provided in the Non-Disclosure Agreement. Notwithstanding the foregoing, from the date of this Agreement until Closing or termination of this Agreement pursuant to Article IX, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transactions without the prior written consent of Parent (in the case of an announcement or communication by the Company, the Company Securityholders and the Representative) or the Company (in the case of an announcement or communication by Parent and Merger Sub), except as required by applicable Law or by the rules and regulations, including the filing with the Securities and Exchange Commission of a Form 8-K by Parent or its Affiliates relating to this Agreement.. No party will unreasonably delay, withhold or condition approval from the others with respect to any such press release or public announcement.
6.3    Exclusivity.
From and after the date hereof through the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), the Company shall not, and shall cause its officers, directors, controlling persons, equityholders, employees, representatives, agents, advisors and Affiliates (collectively, the “Company Representatives”) not to, directly or indirectly: (a) submit, initiate, solicit, encourage or otherwise facilitate or discuss or enter into any agreement or accept any inquiry, proposal, offer or discussion with any party (other than Parent or its Affiliates) concerning any Acquisition Proposal; (b) furnish any information concerning the business, properties or assets of the Company to any Person (other than Parent or its Affiliates) in connection with an inquiry, proposal or offer for an Acquisition Proposal; or (c) engage in discussions or negotiations with or otherwise facilitate or assist any party (other than Parent or its Affiliates) concerning any such inquiry, proposal or offer for an Acquisition Proposal. From and after the date hereof, the Company shall promptly advise Parent in writing of the receipt of any inquiry, proposal or offer for an Acquisition Proposal and provide details of such Acquisition Proposal and a copy of any written communication regarding any Acquisition Proposal. The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent or its Affiliates) conducted heretofore with respect to any Acquisition Proposal. The Company represents that neither it nor any of Company Representatives will, by pursuing the Transactions, violate the terms of any other agreement or obligation to which they or any such Company Representative is subject.
6.4    Company Member Approval.
(i)    Subject to Section 6.3 above, the Company shall use its commercially reasonable efforts to obtain the Company Member Approval and to deliver to Parent, immediately following execution of this Agreement by the parties hereto (but no later than one Business Day following the date hereof), a true, correct and complete copy of the Member Written Consent evidencing the adoption and approval of the Merger, this Agreement and the Transactions by the Company Members constituting the Company Member Approval.
(j)    As soon as practicable (and in any event within two (2) Business Days) following the execution and delivery of this Agreement, the Company shall take all action reasonably necessary in accordance with this Agreement, the LLC Act and the Company Organizational Documents to solicit a Member Written Consent from each Company Member who did not execute such consent in accordance with Section 6.4(a), and (ii) deliver to any such Company Member who did not execute the Member Written Consent pursuant to Section 6.4(a) a notice of approval of the Merger and the adoption of this Agreement by written consent of the Company Members, which notice shall constitute the notice to Company Member required by the LLC Act that appraisal rights may be available to such Company Members in accordance with the LLC Act.
(k)    Any materials to be submitted to the Company Members pursuant to Section 6.4(b) above in connection with the Company’s solicitation of the Company Members described above or notices with respect to appraisal rights (the “Soliciting Materials”) shall be subject to review and approval by Parent (which approval shall not be unreasonably withheld or delayed) and shall include information regarding the Company, the terms of the Merger, this Agreement (including the obligations set forth in Article VIII hereof and the appointment of the Representative) and, subject to Section 6.3, the recommendation of the Company Board with respect to the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby.
6.5    Payoff Amounts; Payoff Letters; Transaction Expenses.
It is contemplated by the parties hereto and Section 2.8 that, upon the Closing, all Debt of the Company set forth on Schedule 6.5 (the “Repaid Debt”) will be fully repaid, and that such repayment will be funded with a portion of the amounts payable hereunder. In order to facilitate such repayment, no less than five (5) Business Days prior to the Closing, the Company shall obtain payoff letters for the Repaid Debt (the “Payoff Letters”), which Payoff Letters will be in a form reasonably satisfactory to Parent and shall include: (a) the balance required to pay off all obligations arising in connection with such Repaid Debt in whole as of the Closing (including outstanding principal, all accrued and unpaid interest, the per-diem interest amount and any and all prepayment penalties (such amount through and including the Closing Date, the “Payoff Amounts”)); (b) a statement from each secured creditor that upon payment of the applicable Payoff Amount, any Liens relating to the assets or properties of the Company shall immediately be released; (c) wiring instructions for the payment of the Payoff Amounts and (d) a release related to the Company’s obligations for such Repaid Debt, contingent upon repayment. Subject to the satisfaction of the Company’s conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, Parent shall make or cause to be made the payments referenced in such Payoff Letters on the Closing Date in order to discharge the Repaid Debt covered thereby in accordance with Section 2.8. In addition, it is contemplated by the parties hereto that, upon the Closing any all of the Transaction Expenses will be fully paid, and the Base Merger Consideration will be reduced by the amount of the Transaction Expenses not fully paid prior to the Closing Date. Subject to the satisfaction of the Company’s conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing pursuant to Section 2.9 hereof, Parent shall make or cause to be made payment pay to the Company an amount equal to the unpaid Transaction Expenses on the Closing Date in order to provide the Company funds to discharge the amounts payable thereunder.
6.6    Tax Matters.
(a)    Tax Return Filings. The Representative will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company required to be filed on or before the Closing Date (after taking into account extensions therefor). The Surviving Company will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company that the Representative is not obligated to file (or cause to be filed) pursuant to this Section 6.6(a). If any such Tax Return (whether original or amended) prepared (or caused to be prepared) by the Surviving Company relates to or otherwise affects any Pre‑Closing Tax Period, or if any such Tax Return (whether original or amended) prepared (or caused to be prepared) by the Representative relates to or otherwise affects any Post‑Closing Tax Period, then such Tax Return will be prepared in accordance with past practices of the Company (except to the extent otherwise required by applicable Laws) and the preparing party will give to the Representative or the Surviving Company, as applicable, a copy of such Tax Return as soon as practicable after the preparation, but before the filing, thereof for such other party’s review and comment. Such preparing party will consider in good faith and make any changes to such Tax Return that are reasonably requested by the other party and consistent with past practices of the Company and applicable Laws or otherwise required by applicable Laws.
(b)    Straddle Period Determinations. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date which are based on or measured by income or receipts of the Company shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The balance of the Taxes with respect to a Straddle Period shall be deemed to relate to the portion of the Straddle Period following the Closing Date.
(c)    Transfer Taxes. The Company Securityholders shall pay all transfer, documentary, registration, sales, use and similar Taxes incurred in connection with and as a result of the transfer or conversion of the Company Units and the Merger, together with any related fee, penalties, interest and additions to such Taxes (“Transfer Taxes”). The Representative and Parent shall cooperate in timely preparing and filing all Tax Returns as may be required to comply with the provisions of such Tax Laws. Each party hereto shall use its commercially reasonable best efforts to avail itself of any available exemptions from any Transfer Taxes, and shall cooperate with the other parties in timely providing any information and documentation, including resale certificates, that may be necessary to obtain such exemptions. For the avoidance of doubt, the term “Transfer Taxes” shall not include any income Taxes.
(d)    Cooperation. Each party hereto will cooperate in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested to enable the requesting party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to the Company, to respond to Tax audits, inquiries or other Tax proceedings and to otherwise satisfy Tax requirements. Such cooperation also will include promptly forwarding copies (to the extent related thereto) of (i) relevant Tax notices, forms or other communications received from or sent to any Governmental Authority (whether or not requested) and (ii) reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related work papers, documents relating to rulings, audits or other Tax determinations by any Governmental Authority and records concerning the ownership and Tax basis of property.
(e)    Allocation of Purchase Price. Within ninety (90) days after the Base Merger Consideration is finally determined pursuant to Section 2.9, Parent shall provide Representative with a schedule reflecting Parent’s allocation in accordance with applicable Laws of the Base Merger Consideration (plus other relevant items) among the assets of the Company for all purposes (including Tax and financial accounting purposes). The Parent shall permit Representative to review and comment on the allocation schedule and shall consider such revisions as are reasonably requested by Representative. With respect to such allocation (as adjusted to reflect the Aggregate Merger Consideration) each party hereto shall (i) be bound by such allocation; (ii) prepare all financial statements and prepare and file all Tax Returns in accordance with such allocation; and (iii) take no position and cause its Affiliates to take no position inconsistent with such allocation (including in connection with any Tax audit, Tax review or Tax proceeding), unless in each case otherwise required pursuant to a “determination” within the meaning of Code Section 1313(a).
(f)    State and Local Tax Returns. Notwithstanding anything else to the contrary herein, Parent shall be permitted to prepare and file, or cause to be prepared and filed, state and local Tax Returns for the Company, including for any period ending on or before the Closing Date, to the extent Parent determines in its sole discretion that such Tax Return(s) should be filed pursuant to or otherwise in connection with any “voluntary disclosure agreement” or similar arrangement with the applicable taxing authority; provided, that such Tax Returns shall first be submitted to the Representative fifteen (15) days prior to Parent’s proposed date for filing such Tax Return, and Parent shall consider in good faith any reasonable comments that the Representative submits within ten (10) days after receipt of such Tax Returns. For the avoidance of doubt, any Taxes for any period ending on or before the Closing Date relating to such Tax Returns and any expenses incurred with respect thereto shall be deemed for all purposes of this Agreement to constitute Damages subject to indemnification pursuant to Section 8.1(g).
(g)    Parent shall control all Tax Contests. In the event of any audit, examination, dispute or contest regarding Taxes (a “Tax Contest”), the Parent shall be entitled to control the defense or prosecution of such Tax Contest and for avoidance of doubt, any and all costs, fees and expenses incurred in connection therewith shall constitute Damages subject to indemnification. If the Company Securityholders would be required to indemnify the Parent with respect to any such matter pursuant to Section 8.1(g), the Representative at the sole expense of the Company Securityholders, shall have the right to reasonably participate in the Parent’s defense or prosecution of any Tax Contest. Parent shall be entitled to settle any Tax Contest without the consent of the Representative, except that the prior written consent of the Representative shall be required (such consent not to be unreasonably withheld, conditioned, or delayed) if such Tax Contest is solely with respect to a taxable period ending on or before the Closing Date and could not adversely affect the liability for Taxes of Buyer or the Company for any period (or portion thereof) after the Closing to any extent (including the imposition of Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards).
ARTICLE VII
CONDITIONS TO CLOSING
7.1    Conditions to Obligations of Each Party.
The respective obligations of each party hereto to effect the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the parties hereto at or prior to the Closing:
(a)    No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.
(b)    Expiration or Termination of Competition Law Periods. All applicable waiting periods (and extensions thereof) under any Competition Laws set forth on Schedule 7.1(b) shall have expired or otherwise been terminated.
(c)    Pending Actions. There shall not be pending any action, suit or litigation proceeding before any Governmental Authority challenging, or seeking material damages in connection with, the Transactions or seeking to materially restrain, prohibit or limit the exercise of rights of ownership or operation by Parent of all or any material portion of the Company or the Business.
7.2    Additional Conditions to Obligations of Parent and Merger Sub.
The obligations of Parent and Merger Sub to effect the Transactions also are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by Parent at or prior to the Closing:
(a)    Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) that are qualified by materiality or Company Material Adverse Effect will be true and correct in all respects and (ii) that are not qualified by materiality or Company Material Adverse Effect will be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Company Material Adverse Effect will be true and correct in all respects, and such representations and warranties that are not qualified by materiality or Company Material Adverse Effect will be true and correct in all material respects, in each case on and as of such specified date or dates); provided, however, that, notwithstanding the foregoing, the representations and warranties contained in Sections 3.3 and 3.4 shall be true and correct in all respects.
(b)    Agreements and Covenants. The Company shall have performed or complied in all material respects with all of its obligations, agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
(c)    No Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect.
(d)    Officers’ Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and executed by the Chief Executive Officer of the Company, certifying compliance with the conditions set forth in Sections 7.2(a), (b) and (c) above.
(e)    FIRPTA Certificate. The Company shall deliver to Parent an affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that the Company is not and has not been a United States real property holding corporation within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, dated as of the Closing Date and in form and substance required under Treasury Regulation §1.897-2(h).
(f)    Employment Agreements. Parent shall have received executed employment agreements in the form attached hereto as Exhibit G-1, 2 and 3 (including, the Employee Proprietary Information and Innovations Agreements referenced therein) from each of Sean Cook, Josh Lloyd and Shane Desrochers, respectively.
(g)    Letters of Transmittal. Parent shall have received Letters of Transmittal from the persons set forth on Schedule 7.2(g).
(h)    Company Member Approval. This Agreement shall have been duly and validly adopted in compliance with the LLC Act and the Company Organizational Documents, each as in effect on the date of such approval and adoption, pursuant to the Member Written Consent constituting the Company Member Approval.
(i)    Secretary’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and executed on behalf of the Company by its secretary or chief executive officer, certifying the Company’s (i) Company Organizational Documents, (ii) Company Board resolutions approving this Agreement, the Transaction Documents and the Transactions and the execution, delivery and performance of such agreements and transactions and (iii) Member Written Consent approving the this Agreement, the Transaction Documents and the Transactions and the execution, delivery and performance of such agreements and transactions.
(j)    Escrow Agreement. The Company shall have delivered to Parent the Escrow Agreement dated as of the Closing Date and executed by the Representative.
(k)    Payoff Letters. The Company shall have delivered to Parent the Payoff Letters and related materials described in Section 6.5, in each case executed by the applicable third party.
(l)    Closing Statements. The Company shall have delivered to Parent the Closing Date Balance Sheet, the Consideration Certificate and the Closing Statement described in Article II.
(m)    Third Party Consents. Parent shall have received the written consents, assignments, waivers, authorizations or other certificates, in a form reasonably acceptable to Parent, set forth on Schedule 7.2(m) attached hereto.
(n)    Removed.
(o)    Resignations. Parent and Merger Sub shall have received the resignations, effective as of immediately following the Closing, of each member of the Company Board.
(p)    Related Party Agreements. Evidence reasonably satisfactory to Parent that the Contracts set forth on Schedule 7.2(p) have been terminated as of the Closing with no further Liability to the Company or any of its Subsidiaries. Additionally, each of the Company Members as of the date hereof (excluding Marylee Vetrano) and Shane Desrochers shall execute a written termination and release of the Company’s and it successors’ indemnification obligations under the Company Operating Agreement (including Article XIV thereto) and any other Company Organizational Documents, which shall be in a form acceptable to the Company (“Indemnification Release”); provided further that the Company shall use its commercially reasonable efforts to obtain an Indemnification Release from Daniel Del Savio and Matthew Glazebrook (to the extent that such individuals exercise their Company Options) and Marylee Vetrano.
(q)    Restrictive Covenant Agreements. The following agreements shall remain in full force and effect: (a) non-competition, non-solicitation and no-hire agreements executed by Robert M. Jones in the form attached hereto as Exhibit H-1, Sean Cook in the form attached hereto as Exhibit H-2, Josh Lloyd in the form attached hereto as Exhibit H-3, and Bryan Kujawski in the form attached hereto as Exhibit H-4, and Michael Hersh in the form attached hereto as Exhibit H-5 (collectively, the “Restrictive Covenants Agreements”).
(r)    Support Agreements. The Support Agreements shall remain in full force and effect.
(s)    Good Standing Certificates. The Company shall have delivered to Parent a certificate from the Secretary of State of the State of Georgia dated within ten (10) Business Days prior to the Closing Date certifying that the Company is in good standing.
(t)    Member Loans. All amounts due and owing from any Company Member to the Company shall be satisfied in full prior to the Closing or, to the extent such Company Member is receiving sufficient consideration for his Company Units under this Agreement or under a Payoff Letter to satisfy such amounts, such Company Member shall agree in writing that a sufficient portion of consideration otherwise payable to such Company Member may be withheld by the Company to offset such amounts due and owing.
7.3    Additional Conditions to Obligations of the Company.
The obligations of the Company to effect the Transactions also are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the Company at or prior to the Closing:
(a)    Representations and Warranties. Each representation and warranty of Parent and Merger Sub set forth in this Agreement (i) that is qualified by materiality or Parent material adverse effect will be true and correct in all respects and (ii) that is not qualified by materiality Parent material adverse effect will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if it had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Parent material adverse effect will be true and correct in all material respects, and such representations and warranties that are not qualified by materiality or Parent material adverse effect will be true and correct in all material respects, in each case on and as of such specified date or dates); provided, however, that, notwithstanding the foregoing, the representations and warranties contained in Sections 4.2 shall be true and correct in all respects.
(b)    Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all of its obligations, agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
(c)    Officers’ Certificate. Parent shall have delivered to the Representative a certificate, dated as of the Closing Date and executed by a duly authorized officer of Parent, certifying compliance with the conditions set forth in Sections 7.3(a) and (b) above.
(d)    Escrow Agreement. Parent shall have delivered to the Company the Escrow Agreement dated as of the Closing Date and executed by Parent and the Escrow Agent.
ARTICLE VIII
INDEMNIFICATION
8.1    Indemnification by the Company Members.
Subject to the terms and conditions of this Article VIII, upon the Closing of the Transactions, each of the Company Members (each, a “Seller Indemnifying Party”) hereby, severally and not jointly, in accordance with this Article VIII, agrees to indemnify, defend and hold harmless Parent and Parent’s Affiliates (including, after the Closing, the Company), and their respective stockholders, officers, directors, employees, partners, members, successors and permitted assigns (each, a “Parent Indemnified Party”) from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with, resulting from our arising out of:
(u)    Any inaccuracy in or the breach of any representation or warranty of the Company set forth in this Agreement, the Company Disclosure Schedule, the Escrow Agreement or any schedule or certificate delivered pursuant to this Agreement (which in accuracy or breach (and the Damages related thereto) shall be determined for purposes of this Article VIII (other than the first sentence of Section 3.8) without regard to any qualification based on materiality or Company Material Adverse Effect (or other similar phrase) contained in any such representation and warranty);
(v)    any breach of or non-fulfillment by the Company (on or prior to the Closing) or the Representative of any covenant, agreement or obligation of the Company or the Representative contained in this Agreement, the Escrow Agreement, the Company Disclosure Schedule or any schedule or certificate delivered pursuant to the terms of this Agreement;
(w)    any amount payable to Parent pursuant to Section 2.9(e) for a Base Merger Consideration Deficit;
(x)    any Debt of the Company that is not paid in full at the Closing as Actual Debt, except to the extent included as a Current Liability in Actual Net Working Capital;
(y)    any Transaction Expenses that are not paid in full at the Closing as Actual Transaction Expenses, except to the extent included as a Current Liability in Actual Net Working Capital;
(z)    any claims by any current or former holder of Company Units (or alleged current or former holder of Company Units) (i) as a result of the exercise of appraisal rights (net of any amount that would otherwise have been payable to such holder of Company Units in the absence of the exercise of any appraisal rights), (ii) that is based upon or would result in the Closing Statement being incorrect or inaccurate in any respect (including any claim that the distribution of the Aggregate Merger Consideration in accordance with this Agreement were not made in accordance with the Company Organizational Documents), (iii) arising from or related to the transactions contemplated hereby and the Transaction Documents (to the extent such claim arises out of facts or circumstances existing (or alleged to be existing) at, prior to, or concurrently with the Closing) or (iv) otherwise arising from or related to the Company arising out of facts and circumstances existing (or alleged to be existing) at, prior to or concurrent with the Closing; and
(aa)    (i) any and all Taxes (or the non-payment thereof) of the Company for all Pre-Closing Tax Periods (with respect to the Straddle Periods, determined in accordance with Section 6.6(b)); (ii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring, or a contract entered into, before the Closing; and (iii) any and all payroll and employment Taxes with respect to any payments made pursuant to and in accordance with this Agreement (including without limitation payments made pursuant to the release of any Escrow Amount).
8.2    Indemnification by Parent.
Subject to the terms and conditions of this Article VIII, upon the Closing of the Transactions, Parent (the “Parent Indemnifying Party”) shall indemnify and hold harmless each of the Company Members (each, a “Seller Indemnified Party”), from, against and in respect of any and all Damages incurred or suffered by the Seller Indemnified Parties or any of them as a result of, arising out of or relating to, directly or indirectly:
(e)    the breach of any representation or warranty of Parent or Merger Sub set forth in this Agreement;
(f)    the breach of any covenant or agreement of Parent, Merger Sub or the Surviving Company in this Agreement.
8.3    Survival Time for Claims; Claim Notice.
(a)    The representations and warranties of the Company (as qualified by the Company Disclosure Schedule), the Parent and Merger Sub set forth in this Agreement and the certificates delivered at Closing pursuant to Sections 7.2 and 7.3 shall survive the Closing. Notwithstanding the foregoing, no claim may be made or suit instituted seeking indemnification pursuant to Sections 8.1(a) or 8.2 unless a written notice is provided by the Indemnified Party to the Indemnifying Party (or, following the Closing, to the Representative, in the event the Indemnifying Party is a Seller Indemnifying Party):
(v)    except as set forth in Sections 8.3(a)(ii), (iii) and (iv), at any time on or prior to the date that is eighteen (18) months from the Closing Date, in the case of any inaccuracy in or breach of any representation or warranty in Articles III or IV of this Agreement (including the bring down of such representations and warranties pursuant to the certificates delivered pursuant to Sections 7.2 and 7.3);
(vi)    At any time with respect to (A) any inaccuracy in or breach of the representations and warranties set forth in (1) Sections 3.1 (Organization and Qualification; Subsidiaries), 3.2 (Organizational Documents), 3.3 (Authorization of Agreement), 3.4 (Capitalization), 3.5 (No Conflicts; Required Consents and Filings), 3.20 (Brokers) and (2) Sections 4.1 (Organization and Qualification), 4.2 (Authorization of Agreement) and 4.5 (Brokers) (including the bring down of such representations and warranties pursuant to the certificates delivered pursuant to Sections 7.2 and 7.3) and (B) any claim or suit based upon fraud or intentional misrepresentation or breach or criminal activity (it being understood and agreed that claims for any inaccuracy in or breach of such representations and warranties and any claim or suit based upon fraud or intentional misrepresentation or breach or criminal activity shall survive indefinitely);
(vii)    at any time prior to a date that is thirty-six (36) months from the Closing Date in the case of claims for any inaccuracy in or breach of the representations and warranties set forth in Section 3.13 (Intellectual Property and Technology); and
(viii)    at any time prior to the expiration of the applicable statute of limitations plus sixty (60) days in the case of claims for any inaccuracy in or breach of the representations and warranties set forth in Sections 3.10 (Employee Benefits) and 3.11 (Taxes) (the representations and warranties identified in Sections 8.3(a)(ii), (iii) and (iv), collectively, the “Fundamental Representations”).
(b)    All covenants and agreements of the parties contained in this Agreement, the Escrow Agreement or any schedule or certificate delivered pursuant to the terms of this Agreement will survive the Closing until the expiration of the applicable statute of limitations or for the period explicitly specified therein.
(c)    Notwithstanding anything to the contrary set forth in Section 8.3(a) and (b), any claims asserted in a Claim Notice delivered prior to the expiration date of the applicable period set forth in Section 8.3(a) and (b) shall not thereafter be barred by the expiration of such period and such claims shall survive until finally resolved. Until the expiration date of the applicable period set forth in Section 8.3(a) and (b), no delay on the part of Parent in giving the Representative a Claim Notice shall relieve the Indemnifying Party from any of its obligations under this Article VIII.
8.4    Liability Limitations.
(h)    Deductible. The Parent Indemnified Parties shall not be entitled to indemnification for Damages under Section 8.1(a) unless the aggregate amount of all Damages under Section 8.1(a) is in excess of $125,000, in which event the Seller Indemnifying Parties shall only be required to pay or be liable for Damages in excess of $125,000 (the “Deductible”); provided, however, that the Deductible shall not apply to Damages or claims arising out of, with respect to or by reason of any inaccuracy in or the breach of any Fundamental Representation or for fraud, intentional misrepresentation or criminal activity.
(i)    Maximum Indemnification Amounts. Except in the case of Damages or claims arising out of, with respect to or by reason of any inaccuracy in or the breach of any Fundamental Representation or for fraud, intentional misrepresentation or criminal activity, the maximum amount that the Parent Indemnified Parties may recover from the Seller Indemnifying Parties in the aggregate pursuant to Section 8.1(a) shall be limited to $2,500,000 (the “Cap”). The maximum amount that the Parent Indemnified Parties may recover from the Seller Indemnifying Parties in the aggregate for Damages or claims arising out of, with respect to or by reason of any inaccuracy in or the breach of Section 3.13 (Intellectual Property and Technology) pursuant to Sections 8.1(a) shall be limited to $2,500,000 plus 88% of the amount in excess of $2,500,000 up to maximum of 50% of Gross Proceeds paid by Parent (the “Intellectual Property Cap”). The maximum amount that Parent Indemnified Parties may recover from each Seller Indemnifying Party for Damages under this Agreement or otherwise with respect to the Transactions shall be limited to the amount of proceeds received by such Company Member (including for such purposes any proceeds that would otherwise have been received by such Company Member absent any indemnification claims hereunder) (such amount with respect to each such Company Member, the “Proceeds Cap”), in each case, except with respect to any claim for fraud, intentional misrepresentation or criminal activity which shall have no cap on liability; provided, however, that with respect to the Seller Indemnifying Party’s set forth on Schedule 8.4(b) (the “Capped Parties”), in addition to his indemnification obligations hereunder, Robert M. Jones (and not the Capped Parties) shall be required to indemnify the Parent Indemnified Parties for any Damages with respect to any claim for fraud, intentional misrepresentation or criminal activity in excess of the amount of proceeds received by the Capped Parties (including for such purposes any proceeds that would otherwise have been received by such Capped Parties absent any indemnification claims hereunder).
(j)    Set-off. In addition to any other remedies, Parent shall be entitled to set-off or recoup any amounts due to any Indemnified Party from the Indemnifying Parties pursuant to this Agreement against any amount otherwise payable by any Indemnified Party to any of the Indemnifying Parties (including against all or any portion of the Earn-Out Payment).
(k)    Duty to Mitigate Damages. Each party hereto shall (and shall cause its Affiliates to) use its commercially reasonable efforts to mitigate the Damages for which indemnification may be provided to it under this Article VIII to the extent such party is required by applicable Law to do so; provided that such duty to mitigate shall not require the Parent Indemnified Parties to contact any customers or clients of the Company for purposes of collecting sales or use taxes from such client or customer.
(l)    Insurance Effect. If, prior to the settlement and payment of a claim for Damages by the Indemnifying Party, a Parent Indemnified Party receives a payment from an insurance carrier in connection with the Damages to which such claim relates, the amount of Damages incurred by a Parent Indemnified Party under this Article VIII for such claim shall be reduced by the amount of such insurance payment received, net of any costs of collection, co-pays, deductibles or increases in premiums to be paid by the Parent Indemnified Party related to the insurance carrier’s payment of such claim. If a Parent Indemnified Party receives any insurance payment in connection with any claim for Damages for which it already received payment from a Seller Indemnifying Party and the receipt and retention of such insurance payment would not result in double recover, then within thirty (30) days of receiving such insurance payment, the Parent Indemnified Party shall pay to the Escrow Agent for deposit in the Indemnification Escrow Fund, the amount of the insurance payments received to the extent of such double recover and net of any costs of collection, co-pays, deductibles or increases in premiums to be paid by the Parent Indemnified Party related to the insurance carrier’s payment of such claim. In the event the Indemnification Escrow Fund has been fully disbursed or has been closed, then within thirty (30) days of receiving such insurance payment to the extent of such double recovery, the Parent Indemnified Party shall distribute the amount of such net insurance payments to the Company Members pursuant to instructions provided by the Representative. For purposes of clarity, in the event that the aggregate Damages incurred by a Parent Indemnified Party after giving effect to the applicable reduction by the amount of any net insurance payments exceeds the aggregate amount paid to the Parent Indemnified Parties by the Seller Indemnifying Parties, the Parent Indemnified Parties shall not be required to pay such insurance payment to the Seller Indemnifying Parties.
(m)    Exclusive Remedy. After the Closing, except for remedies that cannot be waived as a matter of Law, claims involving specific performance, injunctive or provisional relief or claims for fraud, intentional misrepresentation or criminal activity, indemnification pursuant to this Article VIII shall be the sole and exclusive remedy of the Parent Indemnified Parties in connection with the transactions contemplated by this Agreement, the Escrow Agreement, the Company Disclosure Schedule or any certificate, or schedule delivered in connection herewith; provided, however, that for the avoidance of doubt this provision shall not apply to any agreement, certificate or document for which indemnification is not provided pursuant to Section 8.1 (including, the Supports Agreements, the Employment Agreements, the Restrictive Covenants Agreements and the Letters of Transmittal).
(n)    Limitations Related to Base Merger Consideration Adjustment. For purposes of clarity, amounts that were specifically included (the actual dollar amount and by description) in Actual Transaction Expenses, Actual Net Working Capital or Actual Debt in the calculation of Final Base Merger Consideration shall not be included in Damages under this Article VIII to the extent the Company Members have, if applicable, satisfied their obligations as part of the determination of Final Base Merger Consideration.
8.5    Third Party Claims.
(a)    Notice of Third Party Claims. In the event any Indemnified Party becomes aware of a third-party claim against an Indemnified Party that such Indemnified Party reasonably believes may result in indemnification pursuant to this Article VIII (a “Third Party Claim”), an Indemnified Party shall give written notification to the Indemnifying Party (or, following the Closing, if a Seller Indemnifying Party is the Indemnifying Party, to the Representative, on behalf of the Indemnifying Parties), including notice of the commencement of any action, suit or proceeding relating to a Third Party Claim. Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Third Party Claim and, if known, the amount of the Damages claimed.
(b)    Assumption of Defense, etc. In the event of a Third Party Claim and subject to clause (c) below, the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such Persons are the Indemnifying Parties), as applicable, may elect to assume the defense of the Third Party Claim by written notice delivered to the Indemnified Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties), as applicable, within thirty (30) calendar days after receiving the Indemnified Party’s notice pursuant to Section 8.5(a); provided that prior to the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such Persons are the Indemnifying Parties), as applicable, assuming control of such defense it first (x) provide the Indemnified Party with evidence that the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such Persons are the Indemnifying Parties), as applicable, will have the financial resources to defend against such claim and fulfill its indemnification obligations hereunder and (y) acknowledge in writing that it is obligated to indemnify the Indemnifying Parties against any Damages that may result from such Third Party Claim (including any Damages in excess of the Cap or any other limitations set forth herein). If the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such Persons are the Indemnifying Parties), as applicable, so assumes any such defense, the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such Persons are the Indemnifying Parties), as applicable, shall conduct the defense of the Third Party Claim actively and diligently. The Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties), as applicable, shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, provided that such consent may be withheld or delayed for any reason if the compromise or settlement provides for any type of relief or remedy other than monetary damages or admits fault on the part of the Indemnified Party.
(c)    Limitations on Indemnifying Party Control. In the event that the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties), as applicable, assumes the defense of the Third Party Claim in accordance with Section 8.5(b) above, the Indemnified Party may retain separate counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party (it being agreed that the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such Persons are the Indemnifying Parties), as applicable, will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such Persons are the Indemnifying Parties), as applicable, effectively assumes control of such defense), unless the Indemnified Party shall reasonably determine that there is a material conflict of interest that cannot be waived between or among the Indemnified Party and the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such Persons are the Indemnifying Parties), as applicable, with respect to such Third Party Claim, in which case the reasonable fees and expenses of such counsel will be borne by the Indemnifying Party. The Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if (i) the Indemnified Party reasonably believes that an adverse determination of such Third Party Claim could be materially detrimental to or materially injure the Indemnified Party’s (or its Affiliates’) reputation, business or future business prospects, (ii) the Indemnified Party reasonably believes that a conflict of interest exists or could arise which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Third Party Claim, other than a conflict which may exist due to the underlying nature of the duty to indemnify, (iii) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend such claim, (iv) the Third Party Claim seeks non-monetary relief or involves criminal or quasi criminal allegations, (v) the Third Party Claim involves a Governmental Authority or a customer or former customer of the Company or (vi) the Third Party Claim involves potential exposure (whether monetary or otherwise, and whether in such Third Party Claim or as a result thereof) arising out of such Third Party Claim to the Indemnified Party in excess of the Indemnifying Party’s expected exposure (whether monetary or otherwise, and whether in such Third Party Claim or as a result thereof) arising out of such Third Party Claim after taking into account all of the claims and causes of action (and underlying facts and circumstances) upon which such Third Party Claim is premised and the indemnification obligations of the Indemnifying Party and limits thereon hereunder. Additionally, subject to the limitations set forth herein the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties) may control the defense of any action for which indemnification is sought, provided that the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties) agrees to comply with the following requirements in connection with the conduct of the defense: (a) Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties) shall use all reasonable efforts to promptly provide the Indemnified Parties with copies of all discovery requests or subpoenas as soon as they are available to the Indemnifying Parties; (b) Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties) shall provide the Indemnified Parties with copies of all pleadings prior to their filing and the Indemnified Parties shall be given the opportunity to provide comments to any such pleadings; (c) Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties) shall choose defense counsel that is reasonably satisfactory to the Indemnified Parties; (d) Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties) will keep the Indemnified Parties or its agents informed of all material information pertaining to a claim; (e) Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties) shall inform the Indemnified Parties of the date of any mediation, arbitration, trial or settlement conference as soon as reasonably practicable after it receives such information; and (f) Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties) shall inform the Indemnified Parties of the outcome of any mediation, arbitration, motion, trial or settlement or any other matter from which appeal rights could arise.
(d)    Indemnified Party’s Control. In the event that the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such Persons are the Indemnifying Parties), as applicable, fails or elects not to assume the defense of the Indemnified Party against such Third Party Claim within the time period set forth in Section 8.5(b) above that the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such Persons are the Indemnifying Parties), as applicable, had the right to assume under Section 8.5(b) above, the Indemnified Party shall have the right to undertake the defense, provided that, the Indemnified Party agrees to comply with the following requirements: (a) Indemnified Party shall use commercially reasonable efforts to promptly provide the Indemnifying Party or the Representative, as applicable, with copies of all discovery requests or subpoenas as soon as they are available to the Indemnified Party; (b) Indemnified Party shall provide the Indemnifying Party or the Representative, as applicable, with copies of all pleadings and the Indemnifying Party or the Representative, as applicable, shall be given the opportunity to provide comments to any such pleadings; (c) Indemnified Party shall choose defense counsel that is satisfactory to it in its sole and absolute discretion; (d) Indemnified Party will keep the Indemnifying Party or the Representative, as applicable, or its agents reasonably informed of all material information pertaining to a claim; (e) Indemnified Party shall inform the Indemnifying Party or the Representative, as applicable, of the date of any mediation, arbitration, trial or settlement conference as soon as reasonably practicable after it receives such information; and (f) Indemnified Party shall inform as soon as reasonably practicable the Indemnifying Party or the Representative, as applicable, of the outcome of any mediation, arbitration, motion, trial or settlement or any other matter from which appeal rights could arise.
8.6    Indemnification Procedure.
(a)    With respect to claims for Damages for which indemnification is believed by an Indemnified Party to be due by an Indemnifying Party under this Article VIII (including with respect to a Third Party Claim), the Indemnified Party shall provide notice of such Damages to the Indemnifying Party (or to the Representative, on behalf of each Seller Indemnifying Party if such Persons are the Indemnifying Parties) (the “Claim Notice”); provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party or the Representative (as applicable) shall relieve such Indemnifying Party from any obligation under this Article VIII, except to the extent such delay actually materially and adversely prejudices the Indemnifying Party. Each Claim Notice shall contain the following information: (x) that Parent or another Indemnified Party has directly or indirectly incurred, paid, accrued, reserved or, believes in good faith that it may have to directly or indirectly incur, pay, accrue or reserve, Damages in an aggregate stated amount arising from such Claim (to the extent known and which amount may be the amount of Damages claimed by a third party in connection with a Third Party Claim based on alleged facts (plus an estimate of the fees and expenses to be incurred in defending such Third Party Claim), which if true, would give rise to Liability for Damages to such Indemnified Party under this Article VIII) and (y) a brief description, in reasonable detail (to the extent reasonably available), of the facts, circumstances or events giving rise to the alleged Damages.
(b)    Following receipt of such Claim Notice, the Indemnifying Party (or the Representative, on behalf of each Seller Indemnifying Party if such Persons are the Indemnifying Parties) shall have thirty (30) calendar days to deliver a written notice objecting to the Indemnified Party’s claims set forth in the Claim Notice (the “Indemnification Objection Notice”). If the Indemnifying Party (or the Representative, on behalf of each Seller Indemnifying Party if such Persons are the Indemnifying Parties) fails to deliver an Indemnification Objection Notice within such period, such failure shall be an irrevocable acknowledgement and be deemed to be an agreement by the Indemnifying Parties that the Indemnified Parties shall be entitled to the full amount of the claim for Damages set forth in the Claims Notice, and the amount of such Damages shall be satisfied by the Indemnifying Parties in accordance with this Agreement and the Escrow Agreement.
(c)    In the event the Indemnifying Parties (or to the Representative, on behalf of each Seller Indemnifying Party if such Persons are the Indemnifying Parties) delivers an Indemnification Objection Notice, both the Indemnified Parties and the Indemnifying Parties shall use commercially reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next thirty (30) days. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Parties within such thirty (30) day period, the Indemnified Parties may thereupon proceed to pursue such remedies as may be available to the Indemnified Parties on the terms and subject to the provisions of this Agreement.
8.7    Satisfaction of Claims; Escrow Matters.
(a)    Any and all amounts payable for a Base Merger Consideration Deficit to the Parent pursuant to Section 2.9(e) will be paid in cash (i) first, out of the NWC Escrow Funds, (ii) second, to the extent the amount in the NWC Escrow Funds is insufficient, out of the Indemnification Escrow Funds (in the case of (i) and (ii), as applicable, the Parent and the Representative, within five (5) days following the determination of the Final Base Merger Consideration in accordance with Section 2.9, agree to direct the Escrow Agent to release such amounts), and (iii) in the event such amounts exceed the NWC Escrow Funds and the Indemnification Escrow Funds, thereafter directly by the Seller Indemnifying Parties) as herein provided in accordance with payment instructions provided by Parent.
(b)    Any amounts owing from the Seller Indemnifying Parties pursuant to Section 8.1 shall first be recovered out of the Indemnification Escrow Account (to the extent such funds remain in the Indemnification Escrow Account) and, thereafter, directly from the Seller Indemnifying Parties for such party’s Pro Rata Portion as herein provided in accordance with payment instructions provided by the Parent Indemnified Party; provided, that any amounts owed to Parent for a Base Merger Consideration Deficit shall be satisfied in accordance with Section 8.7(a). Any indemnification of the Parent Indemnified Parties pursuant to this Article VIII or for other amounts payable by the Indemnifying Parties under this Agreement (including, Section 2.9(e)) shall be effected by wire transfer of immediately available funds from the Seller Indemnifying Parties) to an account designated by Parent within five (5) Business Days after the determination thereof.
(c)    On the date that is eighteen (18) months from the Closing Date, the Escrow Agent shall release from the Indemnification Escrow Funds and pay to the Company Members the then-remaining Indemnification Escrow Funds, subject to applicable withholding, in accordance with each Company Member’s Pro Rata Portion; provided, however, that if Parent instructs the Escrow Agent in accordance with the Escrow Agreement to retain an amount (up to the total amount then held by the Escrow Agent in the Indemnification Escrow Fund but subject to any limitations applicable to the claims) equal to the amount of indemnity claims under Article VIII asserted prior to such date but which are not yet resolved (“Unresolved Claims”). The Escrow Funds retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Parent for any such claims resolved in favor of Parent) upon their resolution in accordance with Article VIII and the Escrow Agreement.
(d)    On the date that the Final Base Merger Consideration is finally determined pursuant to Section 2.9 and following payment of all amounts required to be paid by the Company Members by Section 2.9, Parent and the Representative shall instruct the Escrow Agent to release the remaining NWC Escrow Funds, if any, to the Company Members pursuant to the Escrow Agreement and in accordance with such Company Member’s Pro Rata Portion.
8.8    Treatment of Indemnification Payments.
All indemnification and other payments under this Article VIII shall, to the extent permitted by Law, be treated for all income Tax purposes as adjustments to the Aggregate Merger Consideration. Neither Parent nor the Company Securityholders shall take any position on any Tax Return, or before any Governmental Authority, that is inconsistent with such treatment unless otherwise required by any applicable Law.
8.9    Representative; Fees and Expenses.
(a)    For purposes of this Agreement and the Escrow Agreement, each Company Securityholder shall, without any further action on the part of any such Company Securityholder, be deemed (by virtue of the adoption and approval of this Agreement and approval of the Merger) to have consented and shall agree in connection with the execution and delivery of the Letter of Transmittal or the Support Agreement at the Closing to the appointment of Robert M. Jones as the representative of such Company Securityholder, as the attorney-in-fact for and on behalf of each such Company Securityholder, and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by them under or contemplated by this Agreement and the other documents contemplated hereby, including the exercise of the power to (i) execute this Agreement, the Escrow Agreement and other agreements, documents and certificates pursuant to such agreements, including all amendments to such agreements, and take all actions required or permitted to be taken under such agreements, (ii) authorize delivery to Parent of the Escrow Amount, or any portion thereof, in satisfaction of indemnification or other claims contemplated by this Agreement or as provided in the Escrow Agreement, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such indemnification or other claims, (iv) resolve any indemnification or other claims, (v) receive and forward notices and communications pursuant to this Agreement and the Escrow Agreement, and (vi) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, the Escrow Agreement and any other agreements, documents and certificates related thereto. Mr. Jones hereby accepts his appointment as the Representative. The Representative is authorized by each Company Securityholder by virtue of the adoption and approval of this Agreement and approval of the Merger to act on its behalf as required hereunder and under the Escrow Agreement. The Company Securityholders will be bound by all actions taken and documents executed by the Representative in connection with this Article VIII. Each of the Parent Indemnified Parties will be entitled to rely on any action or decision of the Representative on its behalf or on behalf of the Company Securityholders and the Company Securityholders shall release and discharge the Parent Indemnified Parties from and against any Liability arising out of or in connection with any action or decision of the Representative or the Representative’s failure to distribute any amounts received by the Representative on the Company Securityholders’ behalf to the Company Securityholders. At any time during the term of the Escrow Agreement, the Company Securityholders entitled to a majority in interest of the Escrow Funds can appoint a new Representative by written consent by sending notice and a copy of the duly executed written consent appointing such new Representative to Parent and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Escrow Agent.
(b)    The parties acknowledge that the Representative’s obligations under this Article VIII are solely as a representative of the Company Securityholders that all the obligations to indemnify the Parent Indemnified Parties under this Article VIII are the obligations of the Company Securityholders (and not the Representative except in his capacity as a Company Securityholder), and that the Representative shall have no responsibility for any expenses incurred by it in such capacity. Without limiting the foregoing, each Company Member agrees to reimburse the Representative for such Company Member’s Pro Rata Portion of all reasonable out-of-pocket expenses incurred by the Representative in the performance of his, her or its duties hereunder.
(c)    The Representative will incur no liability of any kind with respect to any action or omission by the Representative in connection with the Representative’s services as Representative pursuant to this Agreement and the Escrow Agreement, except in the event of liability directly resulting from the Representative’s fraud, gross negligence or willful misconduct. The Company Members will indemnify, defend and hold harmless the Representative from and against any and all loss, liability, damage, claim, penalty, fine, forfeiture, action, fee, cost and expense (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the fraud, gross negligence or willful misconduct of the Representative, the Representative will reimburse the Company Members the amount of such indemnified Representative Loss attributable to such fraud, gross negligence or willful misconduct.
ARTICLE IX
TERMINATION, TERMINATION FEE; AMENDMENT AND WAIVER
9.1    Termination.
This Agreement may be terminated at any time prior to the Closing:
(g)    by mutual written consent of Parent (on behalf of itself and Merger Sub) and the Company (on behalf of itself and the Representative);
(h)    by Parent (on behalf of itself and Merger Sub) upon written notice to the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which (i) would give rise to the failure of a condition set forth in Section 7.2 and (ii) has not been cured within twenty (20) Business Days following the earlier of receipt by Parent of written notice of such breach from the Company or receipt by the Company or written notice of such breach from Parent;
(i)    by the Company (on behalf of itself and the Representative) upon written notice to Parent, upon a breach of any representation, warranty, guarantee, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement which (i) would give rise to the failure of a condition set forth in Section 7.3 and (ii) has not been cured within twenty (20) Business Days following the earlier of receipt by the Company of written notice of such breach from the Parent or receipt by Parent or written notice of such breach from the Company;
(j)    by either Parent (on behalf of itself and Merger Sub) or the Company (on behalf of itself and the Representative) upon written notice to the other party, if there shall be entered or in effect any Law, order, injunction or decree which is final and nonappealable preventing the consummation of the Transactions or that makes consummation of the Transactions illegal;
(k)    by either Parent (on behalf of itself and Merger Sub) or the Company (on behalf of itself and the Representative) upon written notice to the other party, if the Closing shall not have occurred by January 31, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to perform any material covenant, agreement or obligation hereunder has been a principal cause of the failure of the Closing to occur on or before such Outside Date;
(l)    by Parent (on behalf of itself and Merger Sub) upon written notice to the Company, if the Company Member Approval shall not have been delivered within one Business Day following execution of this Agreement.
9.2    Effect of Termination.
In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of any party hereto or their respective Affiliates, officers, directors, equityholders, managers or partners and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party hereto of any liability for any and all of the damages suffered by the other party hereto as a result of any intentional breach of such party’s representations, warranties covenants or agreements contained in this Agreement prior to such termination or for such party’s fraud, intentional misrepresentation or criminal activity. Notwithstanding the foregoing, the provisions of this Section 9.2, Section 9.3, Section 9.4 and Article X shall survive any termination of this Agreement and shall not be limited by this Section 9.2. No termination of this Agreement shall affect the obligations of the parties under the Non-Disclosure Agreement, which shall remain in full force and effect until the Effective Time.
9.3    Fees and Expenses.
Other than as agreed to in writing by the Parties hereto or as expressly set forth herein, all fees, costs and expenses (including the fees and expenses of legal counsel, accountants, investment bankers, or other representatives and consultants) incurred in connection with this Agreement, the Transaction Documents and the Transactions will be paid by the party incurring such fees, costs or expenses, whether or not the Transactions are consummated.
9.4    Amendment.
Subject to applicable Law, this Agreement may not be amended or modified except by an instrument in writing signed by Parent, Merger Sub, the Company and the Representative.
9.5    Waiver.
At any time prior to the Closing, any party hereto entitled to the benefits thereof may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.
ARTICLE X
GENERAL PROVISIONS
10.1    Notices.
All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):
If to Parent or Merger Sub or to the Company (following the Closing), to:
Epicor Software Corporation
804 Las Cimas Parkway
Austin,  TX 78746
Phone: 512-278-5460
Fax: 949-341-4225
Attn: John D. Ireland, General Counsel/Sr. Vice-President

with a copy to (which shall not constitute notice):

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, GA 30326
Tel: (404) 233-7000
Fax: (404) 365-9532
Attention: David M. Calhoun, Esq.

If to the Company (prior to the Closing), to:

945 East Paces Ferry Road
Suite 1475
Atlanta, Georgia 30326
Tel: (404) 496.6917
Attention: Sean Cook

with a copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP
Atlantic Station
201 17th Street NW, Suite 1700
Tel: (404) 322-6218
Fax: (404) 322-6041
Attention: Brennan Ryan, Esq.

If to the Representative, to:

Robert M. Jones
821 N. Island Ter.
Atlanta, GA. 30327
Tel: (404) 255-1440
Fax: (404) 255-5235

with a copy to:

Nelson Mullins Riley & Scarborough LLP
Atlantic Station
201 17th Street NW, Suite 1700
Tel: (404) 322-6218
Fax: (404) 322-6041
Attention: Brennan Ryan, Esq.
10.2    Headings.
The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.
10.3    Interpretation.
When reference is made in this Agreement to an Article, Exhibit or a Section, such reference shall be to an Article, Exhibit or Section of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When reference is made herein to the business of any Person being conducted in the “ordinary course,” such reference means the conduct of such Person’s business operations in the ordinary course, consistent with past customs and practices. When used herein, “dollar” or “$” means the U.S. dollar. “Made available,” “provided,” “furnished” and words of similar import means the posting by or on behalf of the Company of materials to a virtual data room managed by the Company or Broker and made accessible to Parent or the Parent Representatives, the physical delivery by or on behalf of the Company (including delivery by email or other electronic means) of such materials to Parent or the Parent Representatives, or the Company or its representative otherwise providing such materials to Parent or the Parent Representatives for review. Any reference to “or” shall be interpreted to mean “and/or.”
10.4    Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
10.5    Entire Agreement.
This Agreement, the Transaction Documents and the Non-Disclosure Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof and thereof.
10.6    Disclosure Schedules.
In connection with the execution of this Agreement, the Company delivered to Parent the Company Disclosure Schedule setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Article III. The Company Disclosure Schedule shall be subject to the following terms and conditions: (a) no disclosure of any matter contained in the applicable Company Disclosure Schedule shall create an implication that such matter meets any standard of materiality and the inclusion of any such items shall not in and of itself be construed as implying that any such item is “material”); and (b) headings and introductory language have been inserted on the sections of the Company Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement. The Company Disclosure Schedule constitutes an integral part of this Agreement and is attached hereto and is hereby incorporated herein. Any capitalized term used in the Company Disclosure Schedule and not otherwise defined therein has the meaning given to such term in this Agreement.
10.7    Assignment.
This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, and any assignment in violation of this Section 10.7 will be void; provided, however, that, notwithstanding the foregoing, Parent, Merger Sub and, following the Closing, the Surviving Company, and their respective permitted assigns, may assign this Agreement without the written consent of the other parties hereto (i) to one or more lenders for collateral security purposes, (ii) to any subsequent Parent of the Company (whether such sale is structured as a sale of goods, sale of assets, merger, recapitalization or otherwise); provided, that the obligations of Parent or Merger Sub under this Agreement shall continue to be binding upon Parent or Merger Sub, as applicable, or (iii) to an Affiliate of Parent or (iv) in connection with the sale of all or substantially all of the assets of the Business.
10.8    Parties in Interest.
This Agreement shall be binding upon and inure solely to the benefit of each party hereto, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (except as provided in Article VIII).
10.9    Specific Performance.
The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
10.10    Failure or Indulgence Not Waiver.
No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as otherwise explicitly provided for elsewhere herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.
10.11    Governing Law; Exclusive Jurisdiction.
This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court with appropriate subject matter jurisdiction within the State of Georgia in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Georgia for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.12    Counterparts.
This Agreement may be executed and delivered in multiple counterparts (including via facsimile or scanned .pdf image), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The Agreement shall become effective when Parent, the Company, Merger Sub and the Representative shall have executed this Agreement.

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Representative have caused this Agreement to be signed, all as of the date first written above.
PARENT        COMPANY
Epicor Software Corporation        Shopvisible, LLC
By:         By:
Name:         Name: Sean Cook

Title:                                 Title: Chief Executive Officer

MERGER SUB    REPRESENTATIVE
Bobbyjones Merger Sub, LLC
By:                            By:
Name:                                 Robert M. Jones

Title:

Exhibit A

Form of Support Agreement

(see attached)

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